United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Brightpoint, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

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March 23, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Brightpoint, Inc. (“BrightPoint”) that will be held on Friday, May 4, 2012, at 9:00 a.m. local time, at BrightPoint’s corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278.

As permitted by rules adopted by the United States Securities and Exchange Commission, we are mailing to many of our shareholders a Notice, instead of a paper copy, of this Proxy Statement and our 2011 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report to Shareholders and a proxy card. We believe that this process will provide our shareholders with easier access to these proxy materials, reduce the costs of printing and distributing our proxy materials and conserve environmental resources.

At the Annual Meeting you will be asked to vote on proposals to: (1) elect as Class III directors the nominees specified in the accompanying Proxy Statement; (2) approve, by a non-binding advisory vote, a resolution approving the compensation paid by BrightPoint to its named executive officers; and (3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In addition, you will be asked to act on such other business as may properly come before the Annual Meeting.

Your board of directors believes that proposals 1, 2, and 3 are in the best interests of BrightPoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” Proposals 1, 2 and 3.

Enclosed is a Notice of Annual Meeting and Proxy Statement containing detailed information concerning the foregoing proposals. Whether or not you plan to attend the Annual Meeting, we urge you to read this material carefully and encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating, and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

Thank you and I look forward to seeing you at the Annual Meeting.

Sincerely yours,

Robert J. Laikin Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF BRIGHTPOINT, INC.

TO BE HELD ON MAY 4, 2012

To the Shareholders of Brightpoint, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Brightpoint, Inc., (“BrightPoint”) an Indiana corporation, will be held on May 4, 2012, at 9:00 a.m. local time, at BrightPoint’s corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, to consider and vote upon the following matters, as explained more fully in the accompanying Proxy Statement:

1.	a proposal to elect three Class III directors, each to hold office until BrightPoint’s Annual Meeting of Shareholders to be held in 2015;
2.	a proposal to approve, by non-binding advisory vote, a resolution approving the compensation paid by BrightPoint to its named executive officers;
3.	a proposal to ratify the appointment of Ernst & Young LLP as BrightPoint’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and
4.	any other matters properly brought before the Annual Meeting, including approval of any adjournment or postponement of the meeting.

A live webcast of the Annual Meeting can be accessed through the “Investors” section of BrightPoint’s website at www.brightpoint.com. A written report of the results of the Annual Meeting will be posted on BrightPoint’s website following the Annual Meeting.

Only shareholders of record at the close of business on March 9, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating, and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

Your board of directors believes that the election of the nominees specified in the accompanying Proxy Statement as directors at the Annual Meeting is in the best interests of BrightPoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Your board of directors also believes that the approval by BrightPoint’s shareholders, by non-binding advisory vote, of a resolution approving the compensation paid by BrightPoint to its named executive officers is in the best interests of BrightPoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” the approval of such resolution. Finally, the board believes that the ratification of the appointment of Ernst & Young LLP as BrightPoint’s independent registered public accounting firm is in the best interests of BrightPoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such proposal.

By Order of the Board of Directors,

Craig M. Carpenter Executive Vice President, General Counsel and Secretary

Indianapolis, Indiana

March 23, 2012

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE YOU TAKE THE TIME TO CAST YOUR VOTE.

YOU MAY VOTE BY SUBMITTING YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL. IF YOU ARE A REGISTERED SHAREHOLDER AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER AND WANT TO VOTE YOUR SHARES IN PERSON AT THE MEETING, PLEASE CONTACT YOUR BANK OR BROKER TO OBTAIN A LEGAL PROXY.

General Information	Page 1

Availability of Proxy Statement and Questions and Answers about the Proposals to be Voted Upon and the Voting Procedures	Page 2
Proposal 1: Election of Directors	Page 6
Information Regarding Directors and Committees	Page 7
Corporate Governance	Page 15
Management of Brightpoint	Page 17
CD&A Executive Summary	Page 20
Overview of Executive Compensation	Page 30
2011 Performance Targets	Page 38
Determinations Made with Respect to Executive Compensation	Page 40
Compensation Structure, Policies and Mitigation of Risk	Page 44
Employment Agreements with Named Executive Officers	Page 45
Summary Compensation Table	Page 50
2011 Grants of Plan-Based Awards Table	Page 52
Outstanding Equity Awards at 2011 Fiscal Year End	Page 54
Option Exercises and Stock Vested in 2011	Page 55
2011 Pension Benefits Table	Page 56
Potential Payments Upon Termination or Change in Control	Page 56
Employment Agreements	Page 58
Proposal 2: Advisory Vote on Compensation of Named Executive Officers	Page 61
Other Information Relating to our Directors and Executive Officers and Related Shareholder Matters	Page 62
Report of the Audit Committee	Page 66
Proposal 3: Ratification of the appointment of independent registered public accounting firm	Page 67
Audit Fees and Related Matters	Page 68
Shareholder Proposals for Next Annual Meeting	Page 69

BRIGHTPOINT, INC.

2012 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by our board of directors for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 4, 2012, at 9:00 a.m. local time, at BrightPoint’s corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, including any adjournments or postponements thereof. At the Annual Meeting, BrightPoint shareholders will have the opportunity to consider and vote upon the proposals set forth in the accompanying Notice to shareholders, including the following, each of which is discussed in further detail elsewhere in this Proxy Statement:

•	the election of three Class III directors to serve as such commencing immediately following the Annual Meeting and until the Annual Meeting of Shareholders in 2015;

•	approval, by non-binding advisory vote, of a resolution approving the compensation paid by BrightPoint to its named executive officers (“NEOs”);

•	ratification of the appointment of Ernst & Young LLP as BrightPoint’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	any other matters properly brought before the Annual Meeting, including approval of any adjournment or postponement of the meeting.

The board of directors of BrightPoint has unanimously approved each of the foregoing proposals and unanimously recommends that BrightPoint shareholders vote “FOR” proposals 1, 2 and 3 set forth above, each as outlined elsewhere in this Proxy Statement.

A live webcast of the Annual Meeting can be accessed through the “Investors” section of BrightPoint’s website at www.brightpoint.com and it is anticipated that our executive officers and certain directors will be present at the Annual Meeting.

Proxies in the accompanying form, duly executed and returned to BrightPoint’s management and not revoked, will be voted at the Annual Meeting. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to BrightPoint’s corporate secretary, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Unless otherwise indicated, all references in this proxy statement to “we,” “us,” “our,” “our company,” or “the company” refer to Brightpoint, Inc. and its consolidated subsidiaries.

AVAILABILITY OF PROXY STATEMENT AND QUESTIONS AND ANSWERS ABOUT THE

PROPOSALS TO BE VOTED UPON AND THE VOTING PROCEDURES

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (sometimes referred to as the “SEC”), BrightPoint is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. On March 23, 2012, we mailed to our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Q.	What am I voting on?

A.	You are being asked to vote on three proposals at this year’s Annual Meeting:

Proposal 1—to elect three Class III directors (Gov. Thomas J. Ridge, Jerre L. Stead and Kari-Pekka Wilska) to serve as such commencing immediately following our May 2012 Annual Meeting and until our Annual Meeting of Shareholders in 2015;

Proposal 2—to approve, by non-binding advisory vote, a resolution approving the compensation paid by BrightPoint to its NEOs; and

Proposal 3—to ratify the appointment of Ernst & Young LLP as BrightPoint’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, you may be asked to consider and vote upon other matters that may properly come before the Annual Meeting, including approval of any adjournment or postponement of the meeting.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Shareholders of record as of the close of business on March 9, 2012, (the “Record Date”), are entitled to vote on each of the proposals at the Annual Meeting. Each shareholder is entitled to one vote per each share of our common stock held by such shareholder on the Record Date with respect to each proposal.

Q.	How do I vote?

A.	Shareholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Notice or the printed proxy card;

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or the printed proxy card; or

•	By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating, and mailing the enclosed proxy card.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 3, 2012.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Q.	How may I revoke or change my vote?

A.	You have the right to revoke your proxy any time before the meeting by: (a) notifying BrightPoint’s corporate secretary of your revocation; or (b) returning a later-dated proxy. The last vote received chronologically will supersede any prior vote. You may also revoke your proxy by voting in person at the Annual Meeting. Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q.	What does it mean if I receive more than one Notice or set of proxy materials?

A.	It may mean that you are the registered holder of shares in more than one account. You may call our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449, if you have any questions regarding the share information or your address appearing on the Notice or proxy materials.

Q.	What is Householding?

A.	The SEC’s Householding rule affects the delivery of our annual disclosure documents (such as annual reports, proxy statements, notices of internet availability of proxy materials and other information statements) to shareholders. Under this rule, we are allowed to deliver a single set of our Annual Report and Proxy Statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to us through our transfer agent, American Stock Transfer & Trust Company. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding rule. The Householding rule is designed to reduce the expense of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this Proxy Statement or accompanying Annual Report, you may send a request to Brightpoint, Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, Attention: Investor Relations and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, American Stock Transfer & Trust Company using the contact information set forth above. Our 2011 Annual Report and this Proxy Statement are also available through our website at www.brightpoint.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting American Stock Transfer & Trust Company in the manner set forth above.

Q.	Who will count the votes?

A.	It is expected that a Vice President of BrightPoint will tabulate the votes and act as the inspector of election.

Q.	What constitutes a quorum?

A.	A majority of the outstanding shares, present or represented by proxy, of BrightPoint’s common stock will constitute a quorum for the Annual Meeting. As of the Record Date, there were 69,064,510 shares of BrightPoint common stock, $.01 par value per share, issued and outstanding.

Q.	How many votes are needed for Proposal 1 – the election of the three Class III directors?

A.	Assuming a quorum is present, the three Class III directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the three nominees receiving the highest number of votes will be elected as directors. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the three nominees whose names are printed on the proxy card (Gov. Thomas J. Ridge, Jerre L. Stead and Kari-Pekka Wilska). Since the vote on this proposal is determined by a plurality of the votes cast, neither abstentions, nor broker non-votes (as described below), will have any effect on the election of directors.

Q.	How many votes are needed for Proposal 2 – the approval by non-binding vote of a resolution approving the compensation paid by BrightPoint to its NEOs?

A.	Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of BrightPoint common stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting is required for Proposal 2 to pass. As described below, for this proposal, abstentions and broker-non votes will have the same effect as a vote against the proposal.

Q.	How many votes are needed to approve Proposal 3 – the ratification of the appointment of Ernst & Young LLP as BrightPoint’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

A.	Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of BrightPoint common stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting is required for Proposal 3 to pass. As described below, for this proposal, abstentions and broker-non votes will have the same effect as a vote against the proposal.

Q.	What happens if I abstain from voting?

A.	If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal. As a result, other than with respect to Proposal 1, which will be determined by a plurality of the votes cast, an abstention on a proposal will have the same effect as a vote against the proposal.

Q.	What is a “broker non-vote”?

A.	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. While broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld. In the case of those proposals requiring a majority vote in favor of the proposal, they will have the same effect as a vote against the proposal.

Q.	Who bears the cost of soliciting of proxies?

A.	The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing the Notice and, as applicable, this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by us. We have engaged Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies.

In addition to the estimated proxy solicitation cost of $12,500 plus reasonable out-of-pocket expenses for this service, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

PROPOSAL 1:

TO ELECT THREE CLASS III DIRECTORS

General

Our by-laws provide that our board of directors be divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. At this year’s Annual Meeting, three Class III directors will be elected to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2015. Based upon the review of and recommendation by our board’s Corporate Governance and Nominating Committee, the board has nominated Gov. Thomas J. Ridge, Jerre L. Stead and Kari-Pekka Wilska to serve as Class III directors.

Each of the directors will be elected to serve during his term until a successor is elected and qualified or until the director’s earlier resignation or removal.

At this year’s Annual Meeting, the proxies granted by shareholders will be voted individually for the election, as directors of BrightPoint, of the persons listed set forth in this Proxy Statement, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Your broker is not permitted to vote on your behalf with respect to the election of the directors unless you affirmatively provide your broker with instructions as to how you wish to vote your shares. You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the board recommends. The board has no reason to believe that any nominee will be unable or decline to serve as a director.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED IN THIS PROXY STATEMENT.

Nominees to be Elected as Class III Directors at This Year’s Annual Meeting

The following table sets forth for each nominee, his age, a brief description of his principal occupation and business experience during the past several years, certain other directorships held and how long he has been a director of BrightPoint. None of the nominees is employed by BrightPoint or any entity that is an affiliate of BrightPoint:

Nominees for Class III Directors

(Term expires in 2015)

Name	Age	Principal occupation and other information
Gov. Thomas J. Ridge	66	Governor Ridge has served as a member of our board of directors since September 2009 and is a member of our Strategy Committee. Governor Ridge is President and Chief Executive Officer of Ridge Global, LLC, Washington, D.C., a global strategic consulting company. He has held that position since July 2006. From April 2005 to July 2006, he was President and Chief Executive Officer of Thomas Ridge LLC. From October 2001 to December 2003, Governor Ridge was Assistant to the President for the Office of Homeland Security and from January 2003 to February 2005 he was Secretary of the Department of Homeland Security. From October 2001 to February 2005, Governor Ridge was Secretary of the U.S. Department of Homeland Security. Prior to his service as Secretary of Homeland Security, he was Governor of Pennsylvania from 1995 to 2001. Governor Ridge has been a director of Exelon Corporation since May 2005 and a director of The Hershey Company since 2007. He served as a director of Home Depot, Inc. from May 2005 to May 2007 and Vonage from 2006 to 2010.

Jerre L. Stead	69	Mr. Stead has served as a member of our board of directors since June 2000 and currently serves as our lead independent director. Mr. Stead is a member of our Compensation and Human Resources Committee (sometimes referred to as the “Compensation Committee”) and chairman of our Corporate Governance and Nominating Committee (“CGN Committee”). Mr. Stead has been Chairman of IHS Inc. since December 2000 and its Chief Executive Officer since September 2006. From August 1996 to June 2000, Mr. Stead served as Chairman of the Board and Chief Executive Officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. Mr. Stead served as Chairman, President and Chief Executive Officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. From 1993 through 1994, Mr. Stead was Executive Vice President of American Telephone and Telegraph Company, a telecommunications company, and Chairman and Chief Executive Officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. Mr. Stead was President of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was Chairman, President and Chief Executive Officer from 1989 to 1991 and president from 1987 to 1989 of Square D Company, an industrial control and electrical distribution products company. In addition, he held numerous positions during a 21-year career at Honeywell. Mr. Stead is currently a Director of Conexant Systems, Inc. and Mindspeed Technologies, Inc.

Kari – Pekka Wilska	64	Mr. Wilska has served as a member of our board of directors since November 2005 and is chairperson of our Strategy Committee. Since June 2009, Mr. Wilska has been an operating partner with BlueRun Ventures, a venture capital fund. Mr. Wilska served in a variety of leadership positions in Nokia’s U.S. mobile phone operations from 1993 to 2004, including as President of Nokia, Inc. (Nokia Americas) from 1999 to 2005. From November 2004 until December 2005, Mr. Wilska served as a director of Zarlink Semiconductor Inc., and from December 2005 until it was merged with LSI Corporation, Mr. Wilska served as a director of Agere Systems, a global leader in semiconductors and software solutions for storage, mobility and networking markets. From June 2004 until its merger with American Tower Corporation in August 2005, Mr. Wilska served as a director of SpectraSite, Inc. Mr. Wilska also serves on the boards of directors of BlackSand Inc., and Wispry Inc.

Class I Directors

(Term expires in 2013)

Name	Age	Principal occupation and other information
Eliza Hermann	50	Ms. Hermann has been a member of our board of directors since January 2003, and is a member of our Compensation Committee. From 2004 until 2011 Ms. Hermann was chair of our Compensation Committee and a member of our CGN Committee. She also serves as a Non-Executive Director on the board of the National Health Service for Hertfordshire in the UK, where she chairs the Finance and Performance Committee. She also holds a Crown appointment to the independent Civil Service Commission in the UK, where she serves on the main board and chairs the Recruitment and Compliance Committee. She was formerly employed by BP plc from 1985-2008 where she served as Vice President Human Resources at global headquarters for 7 years, and was part of the business leadership in the oil and gas exploration and production division for over 10 years. She has particular experience in developing and implementing business strategy, emerging market entry, mergers and acquisitions including pre deal due diligence and post deal integration, and in all aspects of human resources. Throughout her career she has focused on international business, having led projects in over 20 countries in Asia, Europe, the Middle East, the countries of the former Soviet Union, and in North and South America. She was instrumental in the establishment of several Joint Ventures in Russia and Central Asia, and during the late 1990’s she was integrally involved in the merger of British Petroleum and Amoco Corporation, participating in the organization design and cultural integration of the two companies.

Robert J. Laikin	48	Mr. Laikin, founder of BrightPoint, has served as a member of our board of directors since its inception in August 1989 and serves on its Strategy Committee. Mr. Laikin has been Chairman of the Board and Chief Executive Officer of BrightPoint since January 1994. Mr. Laikin was President of BrightPoint from June 1992 until September 1996 and Vice President and Treasurer of BrightPoint from August 1989 until May 1992. From July 1986 to December 1987, Mr. Laikin was Vice President and, from January 1988 to February 1993, President of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

Cynthia L. Lucchese	51	Ms. Lucchese has been a member of our board of directors since August 2009 and is chairperson of our Audit Committee and also a member of our CGN Committee. Ms. Lucchese was elected Senior Vice President and Chief Financial Officer of Hillenbrand effective February 2008. From 2005 to 2007, she served as Senior Vice President and Chief Financial Officer for Thoratec Corporation. Prior to that, she worked 10 years for Guidant Corporation, now a part of Boston Scientific Corporation, in a variety of senior finance roles, including Vice President and Treasurer, Corporate Controller and Chief Accounting Officer, and Vice President of Finance and Administration of the Guidant Sales Corporation. Ms. Lucchese is also a member of the Board of the Indiana Sport Corporation, a not-for –profit entity, where she serves as chairperson of the Finance and Audit Committee.

Class II Directors

(Term to expire in 2014)

Name	Age	Principal occupation and other information
John F. Levy	56	Mr. Levy has served as a member of our board of directors since September 2010 and is a member of our Audit Committee. Since May 2005, Mr. Levy has been Chief Executive Officer and principal consultant for Board Advisory, a consulting firm that advises public companies, or companies aspiring to be public, in the areas of corporate governance, corporate compliance, ethics, financial reporting and financial strategies. From November 2005 to March 2006, Mr. Levy served as Interim Chief Financial Officer of Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007. From November 1997 to May 2005, Mr. Levy served as Chief Financial Officer of MediaBay, Inc.; Mr. Levy also served for a period as MediaBay’s Vice Chairman. From March 2006 through April 2010, Mr. Levy was a director and Chairman of the audit committee of Take-Two Interactive Software, Inc. and from November 2008 through June 2010, Mr. Levy was a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). Mr. Levy currently serves as non-executive Chairman of the Board of Directors of Applied Minerals Inc., is a member of the Board of Directors and Lead Director for Gilman Ciocia, Inc. and is a member of the Board of Directors of Applied Energetics, Inc.

Richard W. Roedel	62	Mr. Roedel has served as a member of our board of directors since October 2002 and as chairman of our Compensation Committee since October 2011 and currently serves as a member of our CGN Committee. From 2002 until 2011 Mr. Roedel was chairman of our Audit Committee. Mr. Roedel is a director and chairman of the Audit Committee of Sealy Corporation and Lorillard, Inc., where he also serves as lead independent director. Mr. Roedel is a director and member of the Audit Committee of IHS Inc. and Six Flags Entertainment Corporation. He is also a member of the board of directors of Luna Innovations Incorporated, where he serves as non-executive chairman. Mr. Roedel serves as a director of Broadview Networks Holdings, Inc., a private company.

Mr. Roedel was a director and chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities while with Take-Two Interactive Software, Inc. from November 2002 to June 2005, including as its chairman and chief executive officer. From 1999 to 2000, Mr. Roedel was chairman and chief executive officer of the accounting firm BDO Seidman LLP, the United States member firm of BDO International. Before becoming chairman and chief executive officer, he was the managing partner of BDO Seidman’s New York metropolitan area from 1994 to 1999, the managing partner of its Chicago office from 1990 to 1994 and an audit partner from 1985 to 1990. Mr. Roedel is a certified public accountant.

Michael L. Smith	63	Mr. Smith was appointed to the board of directors of BrightPoint in May 2011 and serves on the Audit Committee. In addition to serving on BrightPoint’s board, Mr. Smith serves on the Board of Directors and audit committees of the following public companies: Kite Realty Group, Inc., hhgregg, Inc., and Vectren Corporation (a diversified utilities company). Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc., from 1999 until he retired on January 31, 2005. He previously served as a director of the following publicly traded companies: Calumet Specialty Products Partners, InterMune Inc. and First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008).

Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to the company’s board. All of our director nominees and directors have a reputation for honesty, integrity, and adherence to high ethical standards. They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve BrightPoint and our board. The following descriptions demonstrate the qualifications of each director:

Class III Directors:

Gov. Thomas J. Ridge:

Governor Ridge has been a recognized leader in both government and industry and this allows him to bring a unique set of leadership qualities to our board as it helps guide the company through risk management assessment, global strategic issues, supply chain safety, and corporate security in an increasingly complex business environment.

Jerre L. Stead:

Mr. Stead brings to the board his many years of experience as a corporate leader for information technology and communications companies, which allows the board to better oversee the company’s growth efforts in the fast paced wireless industry. Mr. Stead serves as our lead independent director and takes an active role in many vital areas of board oversight. He is able to provide this valuable service to the company as a result of his service on numerous boards of directors and having served as the CEO of Fortune 500 companies.

Kari-Pekka Wilska:

Mr. Wilska’s leadership experience with Nokia provides us with a strong industry perspective to the board as it analyzes paths to further strengthen the company. Mr. Wilska has numerous contacts with handset manufacturers and wireless network operators on an international basis. Coupled with his technical background and international business experience, Mr. Wilska is uniquely qualified to provide strategic oversight to the company.

Class I Directors:

Eliza Hermann:

Ms. Hermann’s extensive international business experience, her experience of successfully integrating the cultures of two diverse global companies and her years of leadership in human resources, including executive compensation and succession planning, have strengthened the company’s efforts to capitalize on multinational expansion opportunities as well as bringing appropriate board oversight to the company’s compensation and human resources processes.

Robert J. Laikin:

Mr. Laikin brings to the board his very close relationships with numerous senior executives at wireless equipment manufacturers and wireless network operators, as well as other leaders in the wireless industry. These relationships have been forged through over twenty years of Mr. Laikin’s wireless industry leadership experience. Mr. Laikin possesses unrivaled qualifications in managing an organization devoted to the wireless industry supply chain.

Cynthia L. Lucchese:

Ms. Lucchese brings to the board her strong experience in financial strategy within the context of complex multinational corporations. She is a certified public accountant with extensive experience in accounting and has robust practical experience from serving as the chief financial officer of a public company. Ms. Lucchese has also been determined to be an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K of the SEC.

Class II Directors:

John F. Levy:

Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries also allows him to bring a diverse blend of experiences to our board. Mr. Levy has also been determined to be an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K of the SEC.

Richard W. Roedel:

Mr. Roedel’s combination of decades of experience in public accounting and his status as a leading authority on issues facing corporate boards enhances our board’s ability to effectively carry out its functions. His leadership of the Compensation Committee provides the board with a well seasoned expert.

Michael L. Smith:

Mr. Smith’s expertise in dealing with financial and accounting matters through his prior experience in serving as chief financial officer of public companies brings additional leadership experience and financial expertise to our board. His experience in evaluating financial results and overseeing the financial reporting process of public companies make him a valuable resource in his role as a member of the Audit Committee. Mr. Smith has also been determined to be an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K of the SEC.

Meetings of the Board of Directors

During the year ended December 31, 2011, our board of directors held four meetings and took action four times by unanimous consent in lieu of a meeting. During 2011, each member of the board participated in at least 75% of all board and applicable committee meetings held during the period in which he or she was a director.

The board of directors and each of its committees met regularly in executive sessions. All eight of our then current members of our board attended our 2011 Annual Meeting in person.

Board Committees

Our board of directors maintains an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation and Human Resources Committee and a Strategy Committee. Each of these committees, except for the Strategy Committee, is comprised solely of persons who meet the definition of an “independent director” under our governance principles and NASDAQ Marketplace Rules. Each of these committees has adopted a charter, and each of these charters is available on our website www.brightpoint.com.

The functions of each of the board committees are described below:

Corporate Governance and Nominating Committee

The CGN Committee is responsible for developing and reviewing the effectiveness of our corporate governance guidelines, recommending appropriate board and board committee structures and membership, establishing procedures for the director nomination process and recommending nominees for election to the board. In 2011, the CGN Committee met four times. The CGN Committee considers qualified nominees for election to our board of directors, including those recommended by shareholders following the procedures set forth in this Proxy Statement under the section entitled “Shareholder Proposals for Next Annual Meeting,” based on the criteria and standards set forth below under the section entitled “Director Selection Process.” In addition, the members of this committee are responsible for analyzing and approving the compensation for our directors. The current members of the CGN Committee are:

•	Jerre L. Stead, Chair;

•	Cynthia L. Lucchese; and

•	Richard W. Roedel

Audit Committee

The Audit Committee has the responsibility to oversee the integrity of BrightPoint’s financial statements and the related system of internal controls, the internal audit function, the selection and performance of our independent registered public accountants and compliance with our Code of Business Conduct and Ethics and applicable legal and regulatory requirements. During 2011, the Audit Committee held ten meetings and took action one time by unanimous consent in lieu of a meeting. The current members of the Audit Committee are:

•	Cynthia L. Lucchese, Chair;

•	John F. Levy; and

•	Michael L. Smith

None of the members of the Audit Committee are employees of BrightPoint and each meets the independence requirements under our governance principles and NASDAQ Marketplace Rules and financial literacy requirements under NASDAQ Marketplace Rules. In addition, our board of directors has determined that each of Ms. Lucchese, Mr. Levy and Mr. Smith qualify as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K.

Compensation and Human Resources Committee

The Compensation Committee has responsibility for approving our compensation policies and for reviewing and recommending for approval by our board of directors all elements of compensation for our officers and other highly compensated members of management. The Compensation Committee provides oversight of the administration of our compensation program.

The Compensation Committee also provides oversight of the administration of the issuance of securities under our equity-based compensation plans and cash incentive and deferred compensation plans for our executives. The Compensation Committee also has responsibility for reviewing the supplementary benefits paid to our executive officers as well as retirement and other benefits and any special compensation. In addition, the Compensation Committee reviews and recommends for approval by our board, executive employment agreements, severance agreements and change of control provisions for our Chief Executive Officer and other senior executives. The Compensation Committee also directs the succession planning process for our Chief Executive Officer and other senior executives. The Compensation Committee provides oversight of our global diversity activities and reviews its charter and evaluates its performance as a committee on an annual basis.

The Compensation Committee met seven times in 2011 and took action three times by unanimous consent in lieu of a meeting. The Compensation Committee has direct access to independent legal counsel and independent compensation consultants for survey data and other information as it deems appropriate, and it used these independent counsel and consultants from time to time during the year.

The current members of the Compensation Committee are:

•	Richard W. Roedel, Chair;

•	Eliza Hermann; and

•	Jerre L. Stead

Strategy Committee

The Strategy Committee has responsibility for the oversight of our strategic plan. The Strategy Committee works to maintain a cooperative, interactive strategic planning process with BrightPoint’s executive management and works to identify and set strategic objectives and expectations. The Strategy Committee also reviews potential acquisitions, joint ventures, and strategic alliances. The Strategy Committee met four times in 2011.

The current members of the Strategy Committee are:

•	Kari-Pekka Wilska, Chair;

•	Gov. Thomas J. Ridge; and

•	Robert J. Laikin

Director Selection Process

The qualities and skills sought in prospective members of the board are determined by the CGN Committee. The CGN Committee requires that director candidates be qualified individuals who, if added to our board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us.

The criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the CGN Committee in its discretion, (ii) relevant education or training, (iii) a commitment to business ethics and the “BrightPoint Values,” (iv) tenure and breadth of experience in a significant leadership capacity, as well as a proven record of accomplishment and ability to work with others, (v) knowledge of our industry, (vi) relevant experience and knowledge of corporate governance practices, and (vii) expertise in an area relevant to our company. The CGN Committee also seeks candidates who could create a diverse mix of industry expertises, functional and positional experiences and who have held leadership positions in both private industry and government. Any prospective director nominee must be “independent” under NASDAQ Marketplace Rules and our corporate governance principles. Such nominees should not have commitments that would conflict with the time commitments of being our director.

Such nominees shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such nominees shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity. Such nominees shall have other characteristics considered appropriate for membership on our board of directors, as determined by our CGN Committee. The CGN Committee will also adhere to all applicable laws and regulations.

The CGN Committee will consider candidates for director nominees proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section in this Proxy Statement entitled “Shareholder Proposals for Next Annual Meeting.”

Director Compensation

General

Our CGN Committee is responsible for approving and recommending our directors’ compensation to our board of directors,. Each year, at its August committee meeting, the CGN Committee initiates discussions with respect to directors’ compensation for the following year. At this meeting, the CGN Committee typically reviews director compensation surveys from sources such as the National Association of Corporate Directors or Corporate Board Member magazine and commences discussions regarding any philosophical shifts or external trends in the marketplace. Thereafter, more data is compiled and reviewed by the members of the CGN Committee. Then, at its November meeting, the CGN Committee discusses all the data collected and prepares its recommendation to the board. The CGN Committee’s general philosophy is one of not wanting to change director compensation each year.

2011 Director Compensation

In November 2010, our board of directors, upon the recommendation of the CGN Committee, approved the compensation plan for our independent directors for 2011 and 2012. The board’s independent director compensation for those years will be paid entirely in cash as opposed to a combination of cash and equity. Each independent director, except for the lead independent director, receives an annual cash retainer of $135,000. In addition, each of the chairs of the Audit, Compensation, CGN and Strategy committees receives additional annual fees of $80,000, $30,000, $30,000 and $10,000, respectively. The lead independent director receives an annual cash retainer of $250,000, but will not be eligible to receive any additional compensation for board service, including for serving as chair of a committee.

The following table sets forth information concerning the compensation of our directors except for Robert J. Laikin, our Chief Executive Officer and Chairman of our board of directors, during our year ended December 31, 2011:

Director Compensation

Name	Fees earned or paid in cash	Total
Eliza Hermann	$157,500	$157,500
John F. Levy	$135,000	$135,000
Cynthia L. Lucchese	$155,000	$155,000
Gov. Thomas J. Ridge	$135,000	$135,000
Richard W. Roedel	$202,500	$202,500
Michael L. Smith(1)	$86,415	$86,415
Jerre L. Stead	$250,000	$250,000
Kari-Pekka Wilska	$145,000	$145,000
Marisa Pratt(2)	$48,585	$48,585

(1)	Mr. Smith joined the board of directors in May 2011.
(2)	Ms. Pratt resigned from the board of directors in May 2011.

Corporate Governance

Corporate Governance Principles

Our board of directors has adopted a set of corporate governance principles that are consistent with the board’s responsibility for management oversight. These corporate governance principles are designed to strengthen our company and protect the interests of our shareholders while helping to ensure the continued vitality of the board. Copies of these governance principles may be accessed at our website www.brightpoint.com.

Highlights of the corporate governance principles adopted by the board include:

•

requiring that the board consist of a majority of independent directors and adopting a definition of “independent director” that is designed to help ensure that persons who serve as independent directors are truly independent;

•	appointing a lead independent director to act as a liaison between the board and management;

•	limiting the compensation that can be paid by BrightPoint to the members of the board to only compensation relating to their board or board committee service;

•	requiring the chairperson of the Audit Committee to be a “financial expert”;

•	prohibiting independent directors or their family members from conducting business with BrightPoint;

•	establishing director compensation practices intended to align more closely the interest of the independent directors with our shareholders’ interests; and

•	encouraging the independent directors to meet in executive session.

Director Stock Ownership Policy

Our board, rather than requiring that any portion of annual board compensation be paid in equity, instead has adopted an independent director share ownership policy, which requires that directors shall beneficially own shares of our common stock with a market value of at least one and one-half (1.5) times the annual cash retainer. Each director must achieve these requirements within the later to occur of five years of the February 2009 adoption of this policy or five years from when they join the board of directors.

Director Independence

Our board has determined that all of our current directors, with the exception of Mr. Laikin (our Chairman and Chief Executive Officer), meet the independence requirements set forth in our corporate governance principles and NASDAQ Marketplace Rules. In making determinations regarding each director’s independence, the board considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the board may determine from time to time.

Combination of Board Chairperson and Chief Executive Officer

At the present time the board believes that combining the positions of Chairperson and Chief Executive Officer is more beneficial than separating the positions because it allows for a more unified vision and corporate leadership. The board further believes that the company’s ongoing commitment to good governance practices, its strong focus on an independent board of directors, the frequent use of executive sessions at board meetings and for all board committees, and the robust role the company requires of its lead independent director all mitigate the potential negative aspects of combining the Chairperson and Chief Executive Officer positions.

Risk Oversight

The company’s risk mitigation strategy begins with a regular review of financial and broader, enterprise-level, strategic risks by our executive management team. The executive management team then prioritizes the risks and reports to the Audit Committee, which is charged with oversight of the company’s enterprise risk management process. The Audit Committee, along with the other board committees and the full board, develops and continuously refines plans to mitigate both financial and strategic risks. The full board regularly conducts discussions about the most significant risks that may impact the company. The independent composition of the board and the depth and breadth of experience of the board members create both a structure and the capacity to effectively manage risk.

Shareholder Communications with Directors

Our board of directors, through its CGN Committee, has established a process for shareholders to send communications to the board. You may communicate with the board, individually or as a group, by writing to: The Board of Directors of Brightpoint, Inc. c/o Corporate Secretary, 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 or via e-mail: board.directors@brightpoint.com. You should identify your e-mail or other communication as being from a BrightPoint shareholder in the “subject line” of such communication. The Corporate Secretary may require reasonable evidence that your communication or other submission is made by a BrightPoint shareholder before transmitting your communication to the board of directors.

MANAGEMENT OF BRIGHTPOINT

Management Table

Our board of directors appoints executive officers annually, following our Annual Meeting of Shareholders, to serve until the meeting of the board following the next Annual Meeting of our shareholders. The following management table sets forth the name of each executive officer as of the Record Date and the principal positions and offices held with BrightPoint. The table also sets forth the current directors of BrightPoint. See the section entitled “Proposal 1” earlier in this Proxy Statement for additional information relating to each of the directors listed below:

Name	Age	Position(s)
Robert J. Laikin(5)	48	Chairman of the Board, Chief Executive Officer and Class I Director
Vincent Donargo	51	Executive Vice President, Chief Financial Officer and Treasurer
Craig M. Carpenter	43	Executive Vice President, General Counsel and Secretary
John Alexander du Plessis Currie	47	Executive Vice President and Chief Information Officer
Robert L. Colin(1)	56	Senior Vice President, Chief Accounting Officer and Controller
Anurag Gupta	47	President, Europe, Middle East and Africa
J. Mark Howell	47	President, Americas
Larry Paulson	58	Executive Vice President and Chief Marketing Officer
R. Bruce Thomlinson	50	President, Asia Pacific
Eliza Hermann(3)	50	Class I Director
John F. Levy(4)	56	Class II Director
Cynthia L. Lucchese(2)(4)	51	Class I Director
Gov. Thomas J. Ridge(5)	66	Class III Director
Richard W. Roedel(2)(3)	62	Class II Director
Jerre L. Stead(2)(3)	69	Class III Director
Kari-Pekka Wilska(5)	64	Class III Director
Michael L. Smith(4)	63	Class II Director

(1)	Mr. Colin joined BrightPoint in August 2011.
(2)	Member of the CGN Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Strategy Committee.

Background Information on our Executive Officers

Set forth below for each of our executive officers (other than Robert J. Laikin, as his information is included in this Proxy Statement under “Class I Directors”) is a brief description of the positions he has held at BrightPoint, his principal occupation and business experience for at least the last five years and how long he has been employed by BrightPoint:

Vincent Donargo has served as BrightPoint’s Executive Vice President, Chief Financial Officer and Treasurer since May 2011 and prior to that, as Senior Vice President, Chief Accounting Officer and Controller from September 2005 to May 2011. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing company.

Craig M. Carpenter has served as BrightPoint’s Executive Vice President, General Counsel and Secretary since March 2011 and prior to that served the company as Vice President, Assistant General Counsel and Assistant Secretary. Mr. Carpenter joined BrightPoint in 2000 and prior to joining BrightPoint served as Associate General Counsel and Vice President of Operations of ProValent, Inc. from 1999 to 2000. Mr. Carpenter practiced law with Taft Stettinius & Hollister LLP (formerly Sommer & Barnard P.C.) from 1996 to 1999 and practiced law with Kroger, Gardis & Regas, LLP from 1995 to 1996.

John Alexander du Plessis Currie has served as our Executive Vice President and Chief Information Officer since November 2007. Prior thereto he served as our President, Emerging Markets from February 2006 until November 2007. From August 2002 to December 2005, Mr. Currie was the Chairman and Chief Executive Officer of Persequor Limited, a holding company for investments in wireless telecommunications that we subsequently acquired, and which is now one of our wholly-owned subsidiaries. From January 1998 to August 2002, Mr. Currie served as the managing director of Brightpoint Middle East FZE, then one of our wholly-owned subsidiaries.

Robert L. Colin has served as BrightPoint’s Senior Vice President, Chief Accounting Officer and Controller since he joined the company in August 2011. Mr. Colin has more than 30 years of experience and leadership in the areas of accounting, auditing and financial reporting. He has extensive experience in public accounting as well as private industry. Before joining BrightPoint, Mr. Colin served as a partner for Deloitte & Touche LLP, Assurance since 1994. Mr. Colin is licensed as a Certified Public Accountant.

Anurag Gupta was named President, Europe, Middle East and Africa in January 2010, assuming responsibility over Europe in 2010 and then assuming responsibility for the Middle East and Africa in January 2011. Prior to that, Mr. Gupta served as Senior Vice President, Investor Relations and Public Relations. Mr. Gupta joined BrightPoint as Senior Vice President of Global Strategy and Business Development in April 2003. Before joining BrightPoint, he worked for Motorola, Inc. Mr. Gupta has 20 years of experience in the telecommunications industry in leadership roles at Motorola and BrightPoint in several business areas including: business development, P&L management, strategy, investor relations, corporate communications, business planning, product development & marketing, and other various management roles.

J. Mark Howell has served as President of BrightPoint Americas since June 30, 2008. Previously, on July 31, 2007, Mr. Howell became our co-chief operating officer and President, Americas. Mr. Howell had served as President of Brightpoint, Inc. since September 1996, President, Americas since March 2001 and was our Chief Operating Officer from August 1995 to April 1998 and from July 1998 to March 2003. He was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of BrightPoint from July 1994 until September 1996. From July 1992 until joining BrightPoint in 1994, Mr. Howell was corporate controller for ADESA Corporation, a company that owns and operates automobile auctions in the United States and Canada. Prior thereto, Mr. Howell was an accountant with Ernst & Young LLP.

Larry Paulson joined the company in the position of Executive Vice President, Chief Marketing Officer effective as of January 2011. Prior to joining the company, Mr. Paulson held a variety of senior positions during a twenty three year career at mobile device maker Nokia, including, Global Senior Vice President and General Manager Devices CDMA in the Nokia Devices Business Group. Mr. Paulson also serves as Chairman of the Board of Airtouch Communications, Inc. (formerly Waxess Holdings, Inc.), a position that he has held since 2010.

R. Bruce Thomlinson has served since January 2011 as President Asia Pacific and from August 2007 until January 2011 he served as President, Asia Pacific with additional responsibilities for the Middle East and Africa. From August 2005 until August 2007, Mr. Thomlinson served as our President, Asia- Pacific and President, International Operations, the latter of which he relinquished upon the closing of the Dangaard Telecom acquisition. Prior thereto, until July 2005, he served as President of our Asia-Pacific division from October 1998 and as managing director of Brightpoint Australia, one of our wholly-owned subsidiaries, from October 1996. Prior to joining our management team, Mr. Thomlinson held the position of managing director/director for Hatadicorp Pty Ltd., a company he co-owned from 1989 until it was acquired by BrightPoint in October 1996.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

2011 Highlights

Our performance during 2011 was very strong despite challenging global economic conditions. The graph below illustrates our outstanding performance in 2011:

Strong Year-over-Year Performance on Key Financial and Operational Measures

The above figures are rounded to the nearest million or to the nearest cent, as applicable, and therefore the year-over-year percentage changes differ slightly from those changes stated on pages 21 and 61.

During the year, we exceeded financial projections for adjusted Income from Continuing Operations per diluted share (non-GAAP) (“AICO”) and Return on Invested Capital (“ROIC”) and we continued to deliver strong total shareholder return on one year through three year horizons. Please refer to Annex A attached to the end of this Proxy Statement for a reconciliation of GAAP and non-GAAP terms including Income from Continuing Operations (“ICO”), AICO and ROIC.

Additional 2011 Performance Highlights:

•	Share price increased by 23.3% from the end of 2010 to the end of 2011, which placed us in the 90th percentile of all comparator companies listed below;

•	BrightPoint’s share price, expressed in terms of compound annual growth rate increased by approximately 35% over the three year period from the beginning of 2009 through 2011;

•	Revenue increased by 46% from 2010 to an annual record $5.24 billion in 2011;

•	Earnings from continuing operations per diluted share increased by 27% from 2010 to 2011;

•

BrightPoint’s ROIC (measured on a Non-GAAP basis), which we use to measure the effectiveness of our use of invested capital to generate profits, remained at 13% even though we made considerable investments in infrastructure during 2011 and the integration of Touchstone Wireless Repair and Logistics, L.P. (“Touchstone Wireless”) (please refer to Annex A attached to the end of this Proxy Statement for the calculation of ROIC);

•	BrightPoint’s (non-GAAP) AICO of $1.07 per diluted share increased 22% from 2010 (please refer to Annex A attached to the end of this Proxy Statement for the calculation of AICO per diluted share);

•	All regions met or exceeded the targets set forth in their annual performance plans; and

•	BrightPoint handled a record 112.2 million wireless devices during 2011, an increase of 13.5% over 2010, which was both a company record and outpaced overall industry growth of approximately 10%.

In addition to very strong financial performance for 2011, we also continued to execute on our strategic objectives that are described in this report. We are also committed to our core values, including community involvement, diversity and sustainability and understand that these focus areas are critical to our long-term success.

2011 Awards and Recognition:

1.	FORTUNE Magazine’s “World’s Most Admired Companies” list
2.	EcoVisionary Awards – Winner – Environmental Leadership in Business
3.	Supply & Demand Chain Executive Magazine – Winner, Green Supply Chain Award
4.	Communitas Award – Winner – Leadership in the Community
5.	The Association for Corporate Growth – Winner – Large Cap Value Award
6.	City of Indianapolis Mayor’s Award – Development in Diversity
7.	Indianapolis Business Journal – Winner – Indiana’s Healthiest Employer (1,500 – 4,999 employee category)

We believe that our holistic approach to managing our business drives both short-term and long-term performance and, ultimately, shareholder value.

Key Points of Compensation Philosophy

The following table highlights some key points in BrightPoint’s compensation philosophy and how we put that philosophy into action through our compensation decisions. These points are discussed in greater detail later in this Proxy Statement.

Executing BrightPoint’s Pay-for-Performance Philosophy

Our Philosophy	Our Philosophy in Action	Where we Discuss

Limited Base Salary Increases	NEO base salaries increased 9% in 2011	Page 23

Targeted Compensation Increases	Increases in NEO total compensation primarily tied to achievement of pre-determined financial objectives	Page 23

Alignment between NEO Pay and Financial Performance	Changes in NEO compensation closely correlated to changes in financial performance	Page 25

Limited Other Compensation	• No guaranteed bonuses • No guaranteed equity grants • Limited discretionary compensation • Severance Caps • Caps on incentive payouts	Page 25

Strong Shareholder Return through Streamlined Executive Structure	Delivered strong Total Shareholder Return (“TSR”) while maintaining a rationally sized executive staff and avoiding outsized pay multiples	Page 26

Majority of NEO Compensation is At Risk	78% of CEO pay and 66% of NEO pay is tied to pre-determined performance objectives	Page 26

Increased Shareholder Outreach and Enhanced Communication in Response to 2011 Say-on-Pay Vote	Proactive outreach program to key shareholders to understand their concerns and discuss our programs	Page 27

Strong Levels of NEO Stock Ownership	Stringent stock ownership requirements for NEOs and strong stock ownership by NEOs	Page 28

Realistic Comparator Group	Comparator group is comprised of companies in similar industries including Logistics and Supply Chain Services, Technology Distributors, Wireless, Outsourced Services and Electronics	Page 28

Reasonable Burn Rate	We manage our equity compensation program conservatively with a net “burn” rate of 1.8% for 2011	Page 29

Clawback Compliance	We fully comply with currently effective laws and regulations with respect to clawbacks relating to our NEOs.	Page 29

Strategic Objectives Drive Long-term Performance	Incentive programs include strategic objectives that are longer-term focused. Prior goals have resulted in new business, partnerships and geographic territories that are critical for our current and long-term success.	Page 33

We discuss below, in greater detail, the above key points that demonstrate our pay-for-performance philosophy.

•	Limited base salary increases: In aggregate, our NEOs, excluding Mr. Boor and Mr. Donargo who were only NEOs for a portion of 2011, received base salary increases of approximately 9% for 2011;

•	For 2011, Mr. Laikin received a base salary increase from $900,000 to $990,000 after having received no salary increases for 2009 or 2010. Mr. Laikin’s base salary was not increased for 2012.

•

Targeted compensation increases: In aggregate, our NEOs’ total compensation, as stated on the Summary Compensation Table contained in this proxy, excluding compensation for Messrs. Boor and Donargo who each only served as CFO for portions of 2011, increased by 15.1% which is in direct correlation to BrightPoint’s year-over-year improved performance with respect to AICO. This increase was primarily due to strong company performance and the achievement of pre-determined strategic and financial objectives that resulted in the award of restricted stock units (“RSUs”) under our executive long term equity incentive program (“Equity Program”) and cash above target under the executive cash bonus program “(Bonus Program)”;

•

At or below market compensation: In aggregate, our NEOs’ total compensation target for 2011 was at or below the market median of our external comparator group, as discussed further below on pages 28 and 36 through 37.

•

Year over Year CEO Compensation: When giving effect to compensation in the year for which it was earned, as opposed to the year in which it was paid or granted, Mr. Laikin’s 2011 cash and equity compensation decreased by 14% from 2010 (this is shown in the table and chart below).

In comparison, BrightPoint’s share price increased by 23.3% from 2010 to 2011 and by 35.2% for the three year period from the beginning of 2009 through 2011.

This CEO compensation analysis is different from and supplementary to that shown in the Summary Compensation Table on page 50, which shows that Mr. Laikin’s total compensation paid in 2011 increased 31.1% from the total compensation paid to Mr. Laikin in 2010. The increase in total compensation for Mr. Laikin was based upon a salary increase, increase in long-term incentive target, a discretionary equity grant based upon exceptional 2010 performance (as discussed on page 34) and a change in the interest rate used to account for Mr. Laikin’s supplemental executive retirement plan (“SERP”). We believe this analysis is important to understanding the annual compensation for Mr. Laikin because it attributes all compensation to the year for which it was earned. In other words, this analysis attributes all compensation to the year in which the actual performance results occurred.

For reference, Mr. Laikin’s total compensation in 2011 was below the market median of our external comparator group.

CEO 2011 Total Compensation Decreased by 14%

	Base	Bonus Earned	LTI Earned	Discretionary	Total
2011	$990,000	$1,237,500	$2,469,515	$—	$4,697,015
2010	$900,000	$1,125,000	$2,454,572	$1,000,000	$5,479,572

•

Alignment between NEO pay and financial performance: As the following graph shows, there is a strong correlation between our AICO (non-GAAP) and the compensation we paid to our NEOs during the last five years:

Strong Alignment of NEO Pay with Financial Results

•	Limited Other Compensation: Consistent with our pay-for-performance philosophy, we have:

•	No guaranteed bonuses;

•	No guaranteed equity grants;

•	No executive perquisites such as club memberships or financial planning assistance, except for an automobile allowance which is provided to Mr. Gupta consistent with our local policies in Europe;

•	No company-paid personal travel;

•

No executive retirements plans, except for previously approved SERPs for Messrs. Laikin and Howell, which are subject to payout caps (Mr. Boor also had a SERP that was subject to a cap and is discussed further, later in this proxy);

•	The Executive Bonus and Equity Programs include a cap on the amount that the NEOs may earn under the programs.

•	Limited discretionary compensation for NEOs to extraordinary circumstances and paid no discretionary bonuses or discretionary equity compensation to NEOs for 2011; and

•

Employment Agreements with all NEOs contain severance caps that, at the maximum, effectively limit such NEO’s severance compensation to less than three times total cash compensation plus the value of unvested equity.

•	Strong Link between Pay and Performance:

•

Performance-based cash Bonuses: We paid cash bonuses for the achievement of high levels of AICO and specific strategic objectives and for meeting the other performance objectives established by the Compensation Committee for 2011;

•

Performance-based Equity: Each NEO was granted equity awards that were 100% performance-based that were eligible to vest only if pre-determined levels of AICO and specific strategic objectives were achieved; and

•	Pre-established Performance Objectives: All objectives associated with the Bonus and Equity Programs are established and approved by the Compensation Committee at the beginning of the plan year.

•	Strong Shareholder Return Though a Streamlined Executive Structure: BrightPoint has also continued delivery of strong 1 and 3 year shareholder return as compared to key indices:

Average Annual Shareholder Return

	1 Yr	3 Yr	5 Yr
BrightPoint	23.3%	35.2%	-4.4%
NASDAQ	-1.8%	18.2%	1.5%
S&P	0.0%	11.7%	-2.4%
Russell 2000	-4.2%	15.6%	0.2%

Even though we continued to deliver strong performance, the compensation of our NEOs has consistently ranked at or below the median of our external comparator group. Further, consistent with its entrepreneurial roots, BrightPoint’s management structure is relatively flat with the Chief Executive Officer having only eight direct reports.

•	Majority of NEO Compensation is At Risk: Our compensation program has three primary elements: base salary, annual performance-based incentives, and long-term performance-based equity incentives.

The performance-based incentives (expressed at target levels) constitute, as the following graphs show, the majority of potential (target) compensation for the NEOs:

•	Robert J. Laikin — Chairman of the Board and Chief Executive Officer
•	Vincent Donargo — Executive Vice President, Chief Financial Officer and Treasurer
•	J. Mark Howell — President, Americas
•	R. Bruce Thomlinson — President, Asia Pacific
•	Anurag Gupta — President, Europe, Middle East and Africa

2011 BrightPoint Executive Compensation Structure – Pay “At Risk”

• 78% of CEO Compensation “At Risk”

• 66% of NEO Compensation “At Risk”

•

Increased Shareholder Outreach and Enhanced Communication in Response to 2011 Say-on-Pay Vote: In our 2011 Annual Meeting, with respect to their non-binding, advisory, say-on-pay vote, shareholders holding 67% of our outstanding shares voted in favor of our then current executive compensation for our NEOs. Objective data shows that our executive compensation structure provides a balance between fair compensation that rewards performance and attracts top talent and protection of shareholder value. However, we recognized the need to address certain concerns raised in the reports from shareholder advisors with respect to our executive compensation.

Therefore, during 2011, we:

•	reviewed the reports of shareholder advisors and discussed those reports and our compensation practices and policies with those advisors; and

•

proactively reached out to our largest 10 shareholders to better understand any concerns, discuss our executive compensation programs and the link to performance, and generally explain our compensation philosophy.

These discussions led to some valuable insights but there was no consensus among the shareholders regarding what, if any, changes they would prefer with respect to our compensation structure and practices.

Accordingly, our response to the say-on-pay vote from 2011 is centered on:

•	promoting better communication and understanding of our executive compensation policies;

•	continuing to monitor practices to ensure a strong link between pay and performance; and

•	reviewing program features to further link pay and performance.

This proxy includes revamped disclosures to clearly explain the link of pay and performance, limits on potential compensation and shareholding requirements.

•	Strong Levels of NEO Stock Ownership:

NEO Stock Ownership – Between 3.9X and 13.1X Base Salary

Name	Multiple	Ownership Value ($10.76 Share Price)	Total Shares (Vested Plus Unvested)	Ownership Requirement
Laikin	13.1	$13,018,061	1,209,857	$1,485,000
Donargo	4.5	$1,868,248	173,629	$417,500
Gupta	3.9	$2,153,958	200,182	$550,000
Howell	11.3	$7,326,462	680,898	$650,000
Thomlinson	6.8	$4,713,795	438,085	$688,500

BrightPoint’s shareholding policy for the CEO, NEOs and other key employees requires each executive to hold shares or have unvested equity grants with a value that meets or exceeds a multiplier of base salary (CEO –1.5X base salary, Other NEOs – 1X base salary). Our executives, as the above table shows as of December 31, 2011, held shares directly or held unvested shares that far exceed the requirements of our policy and the majority of our NEOs, including our CEO, owned shares valued at more than 5 times their annual base salary.

We do not have a formal retention period for NEOs since our executives have historically held shares for a considerable period before selling. We completed, during 2011, a five-year analysis on the shareholding behavior of our NEOs from 2006 through 2010 and determined that the executives then held 74% of shares awarded over the period. For this reason, we do not believe that a formal shareholding policy is required. We will, however, continue to monitor this and may adopt a policy in the future should these patterns change.

•

Realistic Comparator Group: As described in greater detail later in this CD&A on page 36, we again used the services of an independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”) to structure a comparator group against which to compare our compensation packages in relation to companies similarly situated to us, to provide net compensation benchmarks for each position and to determine the economic value of our equity awards for purposes of compensation benchmarking. Many of the 18 companies included in the comparator group are distribution and logistics companies and retailers with focus areas similar to ours.

Although a number of companies in our comparator group have somewhat smaller or larger market capitalization than BrightPoint, we believe that revenue is a better metric for inclusion into the comparator group. Our goal is that each comparator company have revenue no less than one-half and no more than twice our revenue.

•

Reasonable Burn Rate: We continued to manage our equity compensation program conservatively; with a net “burn” rate of 1.8% for 2011 (net “burn” rate is the number of equity awards granted, reduced by forfeitures and cancellation, as a percentage of our total shares outstanding at year-end). Our 2011 burn rate is a decrease from the 3.6% burn rate in 2010.

•

Clawback Compliance: We fully comply with currently effective laws and regulations with respect to clawbacks relating to our NEOs. We will consider appropriate additional actions upon resolution of this issue under the Dodd-Frank legislation.

We will continue our strong pay-for-performance practices in 2012:

•	Total NEO pay will continue to be heavily weighted to performance-based incentives;

•

All equity grants issued through the Equity Program to NEOs are 100% performance-based and become eligible to vest only upon the achievement of ICO targets and specific strategic objectives. In addition, even if the performance objectives are achieved, these grants will be subject to additional time-based vesting requirements;

•

Our 2012 Bonus and Equity Programs will place heavier weighting on the achievement of financial objectives ((non-GAAP) AICO per diluted share); further, regional presidents will have a greater portion of their financial targets tied to the financial performance for their respective region; and

•	We have increased the performance level that must be achieved before the “threshold” level of performance is attained for our 2012 Bonus and Equity Programs.

This concludes our Executive Summary. The next sections contain details on our compensation structure and our compensation determination process.

Overview of 2011 Executive Compensation

We continued to face difficult business conditions in multiple markets during 2011. The economic uncertainties in Europe and the United States created challenges to our business. Although we faced these challenges, our global team remained focused and delivered solid results that exceeded both internal and external targets, as highlighted above.

In February 2011, the Compensation Committee approved the compensation program for BrightPoint’s executives after carefully reviewing individual and overall company performance in 2010, considering a comprehensive benchmarking report provided by our executive compensation consultants and recognizing the challenging business plan approved for 2011. The 2011 Bonus and Equity Program (the “2011 Program”) included rigorous financial and strategic objectives linked directly to our Global Strategy. The financial targets were tied to BrightPoint’s annual operating plan and incentive compensation was payable under this program only if pre-determined objectives were achieved. Based upon BrightPoint’s financial performance and achievements against strategic objectives, NEOs achieved from 118.75% to 125% of the cash bonus target and 100% of the equity program target. These results are more fully detailed below. The structure of our 2011 Program remained unchanged from 2010. However, in keeping with a multi-year plan to increase total compensation at risk, the Equity targets for certain executives increased for 2011. The Equity target for Mr. Laikin, our CEO, was increased to 250% of base salary after multiple years of benchmarking results reflected that his 2010 current target of 175% of base salary was below market. The Equity targets for Regional Presidents also increased from 125% to 150% of base salary. No other material changes were made to the executive compensation program.

Details about these actions and the justifications are described below under “Base Salaries,” “Performance-based Cash Bonuses” and “Performance based Equity Awards,” respectively.

Overview of Compensation Objectives

Our executive compensation program has three key objectives:

1.	attract, reward and retain highly talented executives and other key employees;

2.	motivate these employees to achieve short-term and long term objectives that enhance and promote sustainable shareholder value; and

3.	support BrightPoint’s strategic plan, core values and culture.

We strive to achieve these key objectives by providing compensation that is competitive with the practices of other leading, global wireless device and supply chain companies and linking rewards to business and individual performance by:

•	setting challenging performance objectives for our officers and other key employees;

•	providing short-term and long-term incentives for achieving these objectives; and

•	providing equity incentives that motivate our executives and key employees to increase long-term shareholder value while aligning with shareholders’ interests.

BrightPoint conducts a rigorous annual planning process that results in cash bonus and long-term incentive targets linked directly to specific pre-determined performance objectives in our strategic plan as well as to our financial operating plan.

We look at both financial targets and longer-term strategic objectives when evaluating performance with regard to Bonus Program and Equity Program objectives.

Specifically, we examine actual results versus pre-determined (non-GAAP) AICO per diluted share on both company-wide and regional levels and we examine whether the company achieved a set of pre-determined strategic objectives.

Our executive compensation program aligns executives’ financial incentives with our strategic direction and corporate values. Our program is designed to attract and retain key talent needed to manage and grow our business and enhance shareholder value. Our executive compensation program includes both cash (base pay and short-term incentive) and non-cash (equity long-term incentive) components, and is designed to pay-for-performance.

In keeping with this executive compensation philosophy, our overall compensation program with respect to our NEOs is designed to achieve the following specific objectives:

•

to provide our NEOs with base salaries, in the aggregate, near the median of the relevant external market comparator group, recognizing that individual base salaries will vary above and below that level, reflecting individual job performance, including results and behaviors, as well as skills, experience and length of tenure in position;

•	to provide an opportunity for the total compensation paid to our NEOs to significantly exceed the market median when exceptional individual and business performance is achieved;

•

to link a significant proportion of the compensation of these officers with the achievement of our overall performance objectives, to ensure that individual performance is directed towards the achievement of our collective objectives and to mitigate any incentive for an executive to pursue short-term individual gain at the cost of incurring inappropriate strategic and financial risk;

•

to enhance alignment of individual performance and contribution with long-term shareholder value and business objectives by providing equity awards through our Amended and Restated 2004 Long-Term Incentive Plan, also referred to as our “2004 Plan”;

•	to motivate and incentivize our NEOs to contribute superior job performance continually throughout the year;

•	to retain the services of NEOs so that they will continue to contribute to and be a part of our long-term success; and

•	to encourage the ongoing career development of our executives and other employees.

Role and Authority of the Compensation Committee

The Compensation Committee operates under a written charter approved by the board of directors. This charter specifies the Compensation Committee’s duties and responsibilities (available on BrightPoint’s website at http://www.brightpoint.com). Pursuant to this charter, the Compensation Committee:

•	oversees the executive compensation program;

•	reviews and approves the compensation philosophy for all of our employees;

•	reviews and approves the principal elements of total compensation (including any employment, severance and/or change of control arrangements) for the NEOs and other executive officers; and

•	reviews BrightPoint’s strategic human resources programs (including employee diversity, executive development and succession planning, major employee benefit plans, and equity compensation plans).

The Compensation Committee is comprised of three (3) independent members of the board of directors, as determined under NASDAQ, SEC, and Internal Revenue Code rules.

Compensation Committee memberships or chairmanships are periodically adjusted. During 2011, Mr. Richard Roedel was appointed as the new Chairperson of the Compensation Committee. The Compensation Committee has direct access to BrightPoint management outside of formal board of directors and/or committee meetings, which is consistent with our governance principles. An open and ongoing dialogue among the Compensation Committee members and with management assists the Compensation Committee in fulfilling its duties as outlined in its charter.

The Compensation Committee is committed to ensuring that all of its members receive ongoing education to enhance their abilities to effectively carry out their duties. During 2011, members of the Compensation Committee attended the following educational programs: NACD Master Class, Compensation Committees: New Challenges, New Solutions and ODX.

Role of Compensation Consultants

The Compensation Committee has the authority to engage independent advisors to assist the Compensation Committee in carrying out its responsibilities. For 2011, the Compensation Committee engaged Meridian to act as an independent compensation consultant to the Compensation Committee to plan for 2011 compensation. After concluding the benchmarking process for 2011, the Compensation Committee conducted a comprehensive review of executive compensation consultants and solicited competing service bids to determine an ongoing partner that will provide comprehensive data and consulting services to the Compensation Committee to assist them in performing their duties. The result of this analysis was the selection of Towers Watson as its new executive compensation consultants, who were engaged in the analysis and planning for the 2012 executive compensation program.

The independent compensation consultants review and advise on all principal aspects of the executive compensation program. Their main responsibilities are to:

•	provide recommendations regarding the composition of our peer group;

•	analyze peer group proxy statements, compensation survey data, and other publicly available data;

•	review and advise on executive total compensation, including base salaries, short and long—term incentives, associated performance objectives and severance arrangements;

•	advise on trends in executive compensation;

•	advise on aligning pay and performance; and

•	perform special projects for the Compensation Committee, including benchmarking and advising on suggested practices for compensation committees.

The Compensation Committee requests the independent compensation consultants to attend certain of the Compensation Committee’s regular meetings and the Compensation Committee’s special meetings, including executive sessions of the Compensation Committee during which members of management are not present.

2011 Executive Compensation Structure

The structure of the 2011 executive compensation program contained base salary, cash bonus and long-term (equity) compensation. The measurements for the 2011 Bonus and Equity Programs included both financial and strategic objectives that were equally weighted. This combination effectively balanced long-term and short-term focus while driving long-term shareholder value. The Committee used our Global Strategy to define our strategic objectives.

The financial measure ((non-GAAP) AICO per diluted share) target was defined as 100% of our approved Operating Plan for both regional and company performance.

The Bonus Program provides for a threshold, target and maximum payment with respect to financial objectives but allows for only “target” performance level for strategic objectives. There is no payout for the strategic measure if strategic objectives are not met in full or in part. Thus, if objectives are not attained, the shares are forfeited.

To further emphasize financial and operational performance, regional executives had a portion of their financial objectives tied to regional results under the 2011 executive compensation program. Measuring the regional presidents on both regional and overall financial performance, we effectively tie awards to actual results while also encouraging collaborative thinking and cooperation.

Unlike some companies, all executives (with the exclusion of the Chief Executive Officer) have a common cash bonus opportunity of 50% of base salary. We believe this uniform approach is appropriate. However, our inclusion of regional financial performance in the plan allows for individual differences based exclusively on performance.

Strategic Focus

Including robust strategic objectives into our executive compensation program leverages global resources on those focus areas that are expected to drive our long-term growth and success. BrightPoint continues to benefit from the outcomes of previously established strategic objectives. Careful thought is given before establishing the specific strategic objectives to ensure that they were tied directly to the Global Strategy approved by the board of directors. We continue to believe that setting strategic objectives and incenting our executives to achieve such objectives is a very effective way to grow our business.

We first established strategic objectives in 2005, in recognition of the rapid changes occurring within the wireless industry. When we first introduced strategic objectives in 2005, the devices we handled were more concentrated among a small group of manufacturers than they are now. Today, after establishing a strategic goal to expand relationships with key partners, we have partnerships with a variety of manufacturers and only one manufacturer accounts for more than 15% of total units handled either directly or indirectly.

In 2005, we recognized wireless industry trends towards data-centric smart devices. Today 41% of the devices we handle are smartphones as compared to industry estimates that 32% of all devices are smartphones.

Recognizing the need to continue to expand our geographic footprint, we established a strategic objective to explore organic growth or M&A opportunities. In 2004, BrightPoint operated in 13 countries and today, we have a presence in more than 35 countries that include 13 Latin American countries where we have a presence through our investment in Intcomex, Inc.

BrightPoint continues to expand the services that we offer as detailed in strategic objectives established in prior years. Examples of new services include our reverse logistics and repair business, which was expanded through the continued integration of Touchstone Wireless during 2011.

These examples reveal the positive impact that previously established strategic objectives have had on BrightPoint’s success. Including strategic objectives in our executive compensation programs and evaluating their achievement will continue to drive long-term results and ultimately shareholder value.

Equity Target Determination

Beginning in 2009, we designed a multi-year plan to increase the equity targets of the executive team to both increase overall “pay at risk” and to make the executives’ equity targets closer to our market peers’ targets. Increasing the portion of compensation “at risk” reflects our objective of closely linking total compensation to performance.

We continued to execute on this strategy in 2011. As a result, the equity opportunity for certain executives, including the Chief Executive Officer, was increased, resulting in a corresponding increase in year-over-year compensation. Our most recent executive compensation benchmarking for 2012 provided by Towers Watson confirms that this plan was appropriate and that our target equity compensation continues to be at or below market when compared to our comparator group.

Discretionary Compensation

BrightPoint substantially exceeded both its financial and strategic objectives in 2011 despite continued challenges in the markets in which we compete by focusing on both the business fundamentals and on those areas that are required to grow the company in the future. Even considering this superior level of performance, no discretionary awards of cash or equity were requested by or approved for members of the executive team for 2011. Based upon feedback from shareholders and recognizing best practices, the Company determined that, consistent with its philosophy to only approve discretionary compensation in extraordinary circumstances, no discretionary cash or equity was requested or approved.

In February 2011, based on outstanding performance during 2010, discretionary cash and equity awards were approved for certain executives including the Chief Executive Officer for 2010 performance. These awards were approved based upon exceptional financial and strategic performance including exceeding the AICO target by more than 40% for the year while continuing to execute on all other key financial and strategic milestones. As a result of these one-time awards, certain executive’s compensation, including that for the Chief Executive Officer, appears to increase significantly year-over-year per the Summary Compensation Table. If the discretionary compensation granted in 2011 for 2010 performance was included in 2010 earnings, compensation for many of the executives, including the Chief Executive Officer, would actually reflect a decrease in 2011 compared to 2010 while the company continued to meet or exceed internal and external objectives and total share price increased by approximately 23% year-over-year.

Forms of Compensation Comprising our Executive Compensation Program

As previously listed, we may provide our NEOs with some or all of the following forms of compensation:

•

Base salaries. Base salary represents cash amounts paid during the year to NEOs as direct compensation for their services to us. Base salaries and base salary increases are used to reward superior individual job performance on a day-to-day basis during the year and to encourage continued superior job performance. Base salaries and base salary increases also recognize the overall skills, experience, and tenure in the position of each NEO;

•

Performance-based cash bonuses under our annual executive bonus program. Each year the Compensation Committee adopts, and routinely reviews the design of, an executive cash bonus program which provides our NEOs and certain other key employees with the opportunity to earn a cash bonus payment if specific predetermined financial and strategic performance objectives are attained. We use these cash bonuses to reward NEOs for their contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our annual operating plan;

•

Discretionary cash bonuses or equity grants based on outstanding performance. In keeping with its compensation philosophy of rewarding outstanding performance, the Compensation Committee may elect, in addition to performance-based cash bonuses earned under our Bonus Program, to recognize superior performance by awarding discretionary cash bonuses to certain NEOs. The Compensation Committee has concluded that discretionary compensation is justified and warranted in certain situations, namely, when overall performance for an individual or the group far exceeds objectives or when individuals or the company achieve extraordinary results, often in the face of considerable challenges and/or in very unusual situations as a retention and motivational tool. We generally favor the awarding of RSUs as discretionary compensation.

These RSUs typically vest over a mid to long period of time, which ensures the executives continue to focus on total shareholder return while also encouraging retention of key executive staff. These awards can take the form of options, RSUs and restricted stock awards and are also made under our 2004 Plan;

•

Performance-based grants of equity compensation under our annual executive equity program. Each year we offer a long-term incentive program with performance-based equity grants under our 2004 Plan to ensure focus on key financial and strategic objectives. These awards recognize the NEOs for their contributions to our overall corporate performance, as measured by our ability to achieve specified financial and strategic performance objectives within our overall operating plan. Performance-based grants of equity compensation are subject to forfeiture, in whole or in part, if we do not achieve these pre-established performance objectives. Those equity awards that are no longer subject to forfeiture vest in three equal annual installments subject to, and in accordance with our 2004 Plan and any agreement entered into between us and the grantee. The 2004 Plan allows for these awards to take the form of options, RSUs, and restricted stock awards. Each RSU entitles the holder to receive one share of our common stock upon the vesting date. A restricted stock award entitles the holder to receive shares of our common stock upon the grant date, which remain subject to the restrictions set forth in a restricted stock agreement. Unlike RSUs, shares of restricted stock are considered issued and outstanding immediately upon the date of grant. Since 2006, all of our performance-based equity grants to our NEOs have been made in RSUs;

•

Initial equity grant upon being hired or appointed. Initial equity grants under our 2004 Plan may be made when an executive officer is hired or otherwise becomes a NEO. Such grants enable us to reward existing executive officers upon promotion to higher levels of management and to recruit new executives. Initial equity grants are determined based on overall market data, as well as comparisons to our other executives’ similar grants or holdings;

•

Post-termination compensation. We do not offer any pension plan to our NEOs aside from complying with statutory provisions in the different jurisdictions in which we operate around the world. We do, however, offer all our U.S.-based employees, including our U.S.-based NEOs, the opportunity to participate in our ERISA-qualified 401(k) Plan. All U.S.-based NEOs are eligible to participate in this 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. While we do not offer a qualified pension plan, two of our NEOs have SERPs, which will provide these executives with a ten-year benefit upon the latter of employment termination or achieving a specified age. Additionally, pursuant to our employment agreements with our NEOs, they are each entitled to certain cash payments, and the acceleration of certain of their equity awards, upon a change of control coupled with a change in employment status (i.e., a “double trigger”); and

•

Other benefits. We generally do not offer perquisites to our NEOs. We do, however, provide them with certain other benefits generally consistent with benefits provided to other employees. These benefits include but are not limited to payments of life insurance premiums, payments of long-term disability insurance premiums, and company match in the 401(k) plan and employer contributions toward group medical insurance. The 401(k) plan and other generally available benefits programs allow BrightPoint to remain competitive for employee talent, and the Compensation Committee believes that the availability of these benefits programs generally enhances employee productivity. The main objectives of BrightPoint’s benefits programs are to provide team members with a well rounded offering of benefits programs designed to assist with financial protections, retirement planning and health care.

Process for Determining Named Executive Officer Compensation

As part of its ongoing duties, the Compensation Committee continually reviews its use of tools, consultants and the composition of the comparator group to ensure that the overall processes, data and analyses with which it works are up to date and relevant.

Approvals

The approval levels for our compensation program are as follows:

•	for the compensation level of Mr. Laikin, our Chief Executive Officer, the Compensation Committee determines a recommendation for subsequent approval by the full board of directors;

•

for the compensation levels of each of the individuals reporting directly to Mr. Laikin, including our NEOs, our Chief Executive Officer, Mr. Laikin, supported by our Senior Vice President of Global Human Resources, Annette Cyr, provides input and recommendations to the Compensation Committee; the Compensation Committee considers and approves and recommends that the board of directors approve the compensation for these individuals; and

•

for the compensation levels of each of BrightPoint’s officers (other than our NEOs) as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the Compensation Committee or full board of directors must approve each recommendation.

Competitive Positioning

As noted in the Executive Summary and Overview of Executive Compensation, Meridian provided a comparator group against which to compare our compensation packages in relation to companies similarly situated to us, to provide net compensation posture for each position and to determine the economic value of our equity awards for purposes of compensation benchmarking. The Compensation Committee then considered these analyses and insights as well as the individuals’ performance and overall company performance, when determining compensation.

We consider Meridian to be independent because it is and was engaged by the Compensation Committee itself. Meridian has provided no products or services to us or any of our subsidiaries outside of its executive compensation consulting services provided to the Compensation Committee.

Many of the companies included in the comparator group are distribution and logistics companies and retailers with focus areas and revenues similar to ours. The comparator group also includes some companies that are larger or smaller than us but which we believe to have similar business models. In accordance with its usual methodology, Meridian uses a regression analysis to normalize for these differences within our comparator group.

The composition of the Meridian comparator group that was used for the 2011 compensation analysis is outlined below.

Ametek, Inc.	L-3 Communications Corporation
Anixter International, Inc.	OfficeMax, Inc.
Arrow Electronics, Inc.	PC Connection, Inc.
Expeditors International	Rockwell Automation
Global Payments Inc.	Synnex Corp.
Graphic Packaging Corporation	Tech Data Corporation
Imation Corp.	United Stationers Inc.
Ingram Micro Inc.	UTI Worldwide
Insight Enterprises, Inc.	W.W. Grainger, Inc.

As also noted above in our discussion of the Role of Compensation Consultants, the Compensation Committee and management began working with Towers Watson in mid-2011 to ensure that they had a solid understanding of BrightPoint, our strategy and our executive compensation philosophy.

A thorough review of our existing executive compensation programs and the peer group used was conducted and the results were used to plan for the 2012 executive compensation program. The peer group that will be used on an ongoing basis contains logistics and supply chain services, technology distributors, wireless companies, outsourced services and electronics companies.

The peer group was formed by reviewing the existing group, outlined above, and revising to ensure that the companies included in the peer group closely mirror BrightPoint in terms of business model, industry, size and scope.

The peer group that will be used in 2012 is as follows:

Ametek Inc.	Moduslink Global Solutions Inc.
Anixter International Inc.	Research in Motion Ltd.
Arrow Electronics Inc.	Scansource Inc.
Celestica Inc.	Synnex Corp.
Expeditors International	Tech Data Corp.
Global Payments Inc.	UTI Worldwide Inc.
Ingram Micro Inc.	Wesco International Inc.
Insight Enterprises, Inc.

Factors Considered and Reviewed

In performing its duties, the Compensation Committee considers the data and analysis provided by the compensation consultant, as well as several other factors. The Compensation Committee considers:

•	the individual job performance of each NEO;

•	BrightPoint’s overall performance;

•	relative individual tenure in a position;

•	relative internal equity among the NEOs; and.

•	“tally sheets” showing all elements of compensation for each NEO.

Ultimately, the Compensation Committee members take into account all of these factors and data, and apply their own professional judgment in determining their recommendations and decisions on compensation.

Each of the components of compensation is considered as part of the total compensation amount and serves to meet one or more of our compensation objectives. More emphasis is placed on the variable components of compensation, comprised of annual bonus and long-term incentive compensation, so that a greater portion of total pay is at risk, based on performance. We believe the combination of competitive base salaries and opportunity to exceed the market median if performance warrants, yields a conservative but attractive compensation program that aids us in the attraction, retention and motivation of highly qualified executive personnel.

Timing and Procedures

Each year, the Compensation Committee conducts several meetings in person and telephonically to review and consider executive compensation including external and internal data and analyses. The Compensation Committee finalizes its compensation decisions on all elements of compensation during the first quarter following the end of the year, generally at its February meeting. Making compensation decisions at this point allows the Compensation Committee not only to consider compensation survey data, but also to consider total annual performance against both financial and strategic performance objectives. The February meeting is generally scheduled to coincide with a full meeting of the entire board of directors, and generally follows our quarterly and annual earnings release.

2011 Performance Targets

Performance-based Cash Bonuses under our Annual Executive Bonus Programs

In February 2011, the Compensation Committee approved our 2011 Bonus and Equity Programs, which established performance objectives consisting of a financial target of (non-GAAP) AICO per diluted share weighted at 50% and certain strategic objectives (four specific equally weighted objectives associated with implementation of our long range business strategy) which, in the aggregate, were also weighted at 50%.

The financial target is based upon our annual operating plan. The selection of AICO per diluted share was made because we believe that this is the best overall measure to use given that it is one of the most easily understood measures of shareholder return and long-term performance.

AICO (non-GAAP) per diluted share reflects a key measure for growth, and growth is a major component of our Global Strategy. In addition to the financial measure included in our Bonus and Equity Programs, we also emphasize and demand from our global leaders that our ROIC be within a specific range for all businesses in mature markets and for new markets after a reasonable start-up period. Through our Bonus and Equity Programs and annual performance targets that are incorporated into individuals’ objectives, we ensure focus on all key financial and operating objectives while continuing to emphasize the need to make solid long-term investments.

To ensure appropriate focus on our Global Strategy, four strategic objectives were identified, each with specific measurable tactics. These objectives were mapped to our Global Strategy to ensure all focus areas are driving progress on our long-term strategy. Specifically, the strategic objectives incorporated into our 2011 executive compensation program will drive progress in the following areas:

•	generate appropriate return and EPS growth;

•	increase the breadth and intrinsic value of BrightPoint’s services and solutions;

•	strengthen and expand BrightPoint’s competitive differentiation; and

•	create an effective global leadership system that retains local responsiveness.

The program provided that the financial measure for each regional president would be based upon company-wide (non-GAAP) AICO per diluted share of $.86 (weighted at 75% of the financial unit target) and regional AICO per diluted share (weighted at 25% of the financial unit target). The regional presidents had the same opportunity (50%) for the strategic objectives as other NEOs. Under the 2011 executive compensation program, the target cash bonus established for Mr. Laikin was 100% of his 2011 base salary and the target bonus established for each of our other NEOs was 50% of his 2011 base salary. Each NEO, excluding the Chief Executive Officer, was eligible to earn: (1) between 0% and 25% of base salary depending on the achievement of predetermined strategic objectives; and (2) between 0% and 37.5% (with a target of 25% of base salary) of base salary depending on the achievement of company and regional objectives with respect to AICO per diluted share. The cash bonus that the Chief Executive Officer was eligible to earn was: (1) between 0% and 50% of base salary depending on the achievement of predetermined strategic objectives; and (2) between 0% and 75% (with a target of 50% of base salary) of base salary depending on the achievement of BrightPoint’s objectives with respect to AICO.

As noted above, the 2011 Program established certain (non-GAAP) AICO per diluted share performance objectives weighted at 50% and certain strategic objectives (four specific equally weighted objectives associated with implementation of our long range business strategy) that, in the aggregate, were also weighted at 50%.

Adjustments to AICO per diluted share generally include the exclusion of certain non-cash charges such as stock based compensation and amortization of acquired finite lived intangible assets as well as other items such as goodwill impairment charges and restructuring charges (please see Annex A attached to the end of this Proxy Statement for the calculation of (non-GAAP) AICO per diluted share). BrightPoint considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time.

In determining the specific performance objectives to incorporate into the 2011 Program, we relied heavily on both our annual operating plan and our Global Strategy. We believe that these performance objectives appropriately balanced shorter-term operational objectives with long-term strategic imperatives and are attainable with “stretch efforts.”

The Compensation Committee selected the following strategic performance objectives for the 2011 Program to drive BrightPoint’s long-term strategy. These objectives fit into the following categories:

•	implement Chief Marketing organization within BrightPoint;

•	continue to enhance customer commitment as measured by developing a global branding strategy and completing a global customer commitment survey;

•	distinguish BrightPoint from its competitors in several ways including through innovative information technology solutions and services; and

•	enhance leadership development throughout BrightPoint.

Performance-based Equity Awards Under our Executive Long Term Incentive (Equity) Program

In February 2011, the Compensation Committee adopted our 2011 Equity Program and, in accordance with that program, granted performance-based RSUs under our 2004 Plan to each of our NEOs. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if the pre-established financial and strategic objectives were not achieved. There is no threshold or above target opportunity included in the 2011 Equity Program.

The 2011 Equity Program established performance objectives consisting of a financial target (AICO per diluted share of $0.86, as adjusted (Non-GAAP)) weighted at 50% and certain strategic objectives (four specific equally weighted objectives associated with implementation of our long range business strategy) that, in the aggregate, were also weighted at 50%.

At the beginning of 2011, the Compensation Committee established measurable objectives for each of the previously described strategic objectives that must be attained for the strategic objectives to be achieved. These specific focus areas were tied directly to our Global Strategy. Examples of achievements associated with the strategic objectives include our hiring in early 2011 of a Chief Marketing Officer and the expansion of our professional marketing staff to undertake a number of key marketing initiatives, and our emphasis on diverse services offerings, including our increased repair and reverse logistics capabilities that were enhanced through our 2010 acquisition and subsequent integration of Touchstone Wireless.

The Compensation Committee considered a number of options before approving the objectives used under the Bonus and Equity Programs. Considerations included the anticipated business environment that BrightPoint would face, the strong focus on execution of our Global Strategy and a desire to ensure that the entire global team had a clear focus on these key objectives. A deliberate decision was made to utilize consistent objectives in the annual Bonus Equity Programs. Our financial targets, combined with strategic objectives ensure that all executives and other key managers are assessed upon a variety of objectives and that no single measure drives decisions. Our focus on strategic objectives drives positive outcomes during the current measurement period while laying the foundation for growth in future years.

This holistic approach is the appropriate blend of short and long-term focus while ensuring that all objectives are well understood by the executives and broader global team.

Under the 2011 Equity Program, the number of RSUs that each NEO was granted, and was thus eligible to earn, was based on the dollar value of a percentage of his base salary, as follows: for Mr. Laikin — 250%; for each of Messrs. Howell, Gupta and Thomlinson — 150% and Mr. Donargo —75%. The number of RSUs for these grants was calculated for each NEO by dividing the dollar value of the applicable percentage of his base salary by the greater of: (a) per share closing price of our common stock on February 10, 2011, or (b) $5.00 per share, whichever was higher.

Internal and External Compensation Comparisons

The Compensation Committee worked with Meridian to conduct sensitivity analyses which reflect the increasing influence of supply chain solutions (logistics) as part of our overall business. Based on our comparator group review, Mr. Laikin’s total compensation at target ($4,455,000) was approximately at the median of the comparator group. When we compared the compensation to the revised comparator group prepared by Towers Watson at the conclusion of the year, his compensation was also at or below market median of that comparator group.

The Compensation Committee considered internal comparisons with our other senior executives when setting Mr. Laikin’s compensation. Our executive compensation program is designed so that potential compensation opportunities are set relative to the executive’s level of responsibility and impact on BrightPoint’s success. Mr. Laikin’s total compensation, assuming all of his targets are met, is roughly double that of the next most highly compensated NEO. We believe this is justified because of his strong job performance as Chief Executive Officer as well as his role as founder of the company.

Determinations Made with Respect to Executive Compensation for 2011

Base Salaries

In February 2011, the Compensation Committee recommended and the board of directors approved increased base salaries for 2011, in recognition of strong company and individual performance. The base salaries for the NEOs, other than the CEO, in 2010 and 2011 are as follows:

Named Executive Officer	2010 Base Salary	2011 Base Salary	Change Amount	Change %
Vincent Donargo(1) Executive Vice President, Chief Financial Officer and Treasurer	N/A	$417,500	N/A	N/A
Anurag Gupta President, Europe Middle East and Africa	$475,000	$550,000	$75,000	15.8
J. Mark Howell President, Americas	$580,000	$650,000	$70,000	12.1
Bruce Thomlinson President, Asia Pacific	AUD 663,338	AUD 675,000	AUD 11,662	1.8
Anthony W. Boor(2)	$535,000	$550,000	$15,000	2.8

(1)	Mr. Donargo was named Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011.
(2)	Mr. Boor ceased his duties as Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011.

In addition, and taking into account the strong performance of Mr. Laikin and the fact that his salary was not adjusted for 2009 or 2010, the Compensation Committee recommended and the board of directors approved increasing the base salary for Mr. Laikin. Mr. Laikin’s base salary for 2010 and 2011 was as follows:

Named Executive Officer	2010 Base Salary	2011 Base Salary	Change Amount	Change %
Robert J. Laikin Chairman of the Board and Chief Executive Officer	$900,000	$990,000	$90,000	10.0

Performance-based Cash Bonuses under our 2011 Executive Bonus Programs

In February 2012, the Compensation Committee determined that our (non-GAAP) AICO of $1.07 per diluted share for 2011 significantly exceeded the 2011 predetermined financial performance measure relating to company AICO of $0.86 per diluted share, that regional performance targets were met, and that performance-based cash bonuses would be awarded at the following levels, which met or exceeded the predetermined target award levels.

The table below sets forth the performance-based bonus achieved for 2011, the level of target level achieved, expressed as a percentage of target.

Bonus Payout as Percent of Target (1)

Named Executive Officer	Performance Goal Achievement Bonus for 2011	Financial (Level of Target Award Achieved)	Strategic (Level of Target Award Achieved)	Total (Level of Target Award Achieved)
Robert J. Laikin, Chairman of the Board and Chief Executive Officer	$1,237,500	150%	100%	125%
Vincent Donargo(2), Executive Vice President, Chief Financial Officer and Treasurer	$260,938	150%	100%	125%
Anurag Gupta, President, Europe Middle East and Africa	$326,563	137.5%	100%	118.75%
J. Mark Howell, President, Americas	$385,938	137.5%	100%	118.75%
R. Bruce Thomlinson, President, Asia Pacific	AUD 421,875	150%	100%	125%

(1)	Mr. Boor ceased his duties as Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011 and did not receive a bonus payout and is not listed in the above table.
(2)	Mr. Donargo was named Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011.

Discretionary Bonuses

While BrightPoint’s performance far exceeded both financial and strategic targets for the year and each executive made outstanding contributions to BrightPoint’s continued success, the Compensation Committee determined that no discretionary compensation, either in cash or equity, was warranted for 2011 performance.

Performance-based Equity Awards under our 2011 Executive Long Term Incentive (Equity) Program

Since our (non-GAAP) AICO of $1.07 per diluted share for 2011 significantly exceeded the 2011 predetermined financial performance measure relating to AICO and because each of the 2011 strategic performance objectives had been achieved or exceeded, 100% of the RSUs granted were earned by our executive officers. These earned RSUs commenced vesting in three equal annual installments in February 2012.

Named Executive Officer	RSUs Earned under 2011 Executive Equity Program (1)
Robert J. Laikin Chairman of the Board and Chief Executive Officer	195,035
Vincent Donargo Executive Vice President, Chief Financial Officer and Treasurer	16,844
Anurag Gupta President, Europe, Middle East and Africa	65,012
J. Mark Howell President, Americas	76,832
R. Bruce Thomlinson President Asia Pacific	79,787

(1)	Mr. Boor ceased his duties as Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011 and did not receive an equity award and is therefore not listed in the above table.

Post-termination Compensation

Post-retirement compensation.

All U.S.-based NEOs are eligible to participate in our ERISA-qualified 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. The 401(k) Plan provides a matching benefit of $0.50 per each dollar invested to a maximum of 6% of base salary, subject to these limitations. In 2009, 2010 and 2011, NEOs and other “highly compensated employees” as defined by the IRS were subject to contribution and matching limitations based upon required annual non-discrimination testing. During 2011, the NEOs were each allowed to contribute a maximum of $12,144 to the 401(k) Plan and receive a matching contribution from us of up to $6,072. IRS regulations allow employees over age 50 to contribute an additional $5,000 over the contribution maximum.

In 2005, we entered into SERP agreements with Messrs. Laikin and Howell that were subsequently amended and restated in 2006 and 2011. The payments under the SERP agreements will be made on an annual basis beginning on the later of the individual’s termination date (other than termination for “cause”), or the attainment of age 50 or 53 for Messrs. Laikin or Howell, respectively, for a period of ten years or until such individual’s death, if earlier. If Mr. Laikin or Mr. Howell is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62 for a period of ten years or until such individual’s death, if earlier. The benefit is an annual payment equal to a certain percentage of average base salary and is subject to a limit, referred to as the “cap amount. Mr. Boor also had a SERP agreement and is paid $77,274 per year under that agreement. Payments began six months after the cessation of Mr. Boor’s employment with BrightPoint.

Assuming annual salary increases of 3% per year, the anticipated payments would reach the cap amount and would be paid to Mr. Laikin beginning on the later of termination or age 50 and to Mr. Howell beginning on the later of termination or age 53. Payment under the amended and restated SERP agreements is contingent upon termination of service. The cap amount under Mr. Laikin’s SERP agreement is $496,000 per year and the cap amount under Mr. Howell’s SERP agreement is $344,000 per year.

The Compensation Committee believes that these SERP benefits are reasonable and recognize the long-term contributions of these two NEOs.

Change of control agreements, severance arrangements.

BrightPoint has entered into employment agreements with each of our NEOs, which are described below under the heading “Employment Agreements with Named Executive Officers.” Under these employment agreements, each of our NEOs is entitled to severance payments upon the termination of his employment under certain circumstances, including, in each case, in the event we terminate his employment (other than for cause or disability) after a change of control (i.e., a “double trigger”). In addition, some of the agreements with our NEOs provide for accelerated vesting of their stock options and or restricted stock awards upon the termination of their employment under certain circumstances. These potential change of control and severance payments are detailed in the “Potential payments upon termination or change of control” section later in this Proxy Statement. We believe that these arrangements enhance our ability to retain superior executive talent and, if a change of control were to occur, to retain our top executives through a period of uncertainty, keep our management team intact, preserve the neutrality of the management team in negotiating and executing a transaction and keep the management team focused on the best interests of the shareholders, rather than their own job security.

Other benefits.

During 2011, our NEOs received, to varying degrees, a limited amount of other benefits, similar to those offered to other employees, that we paid on their behalf or for which we provided reimbursement. These benefits included the following:

•

payments of life insurance premiums. We continued to provide all U.S.-based NEOs and other executives with a group life insurance plan at no cost. The life insurance plan provides a benefit of two times the executive’s annual base salary up to a maximum of $400,000 in the event of the death of the plan participant. This plan also provides an accidental death and dismemberment benefit with a maximum possible benefit equal to that of the life insurance benefit;

•

payments of long-term disability insurance premiums. We continued to provide all of our U.S.-based NEOs, other U.S.-based executives and other key employees with a group long-term disability plan that provides a benefit in the event of the plan participant’s disability equal to 60% of the participant’s pre-disability income, up to a maximum of $12,000 per month; and

•

employer contributions toward group medical insurance. We continued to provide all of our U.S.-based NEOs and other U.S.-based executives and employees with a group medical insurance program that provides both preventive and catastrophic benefits.

Benefits offered to employees outside of the United States vary by local practice and statutory requirements in each of the jurisdictions in which we operate.

Compensation Structure, Policies and Mitigation of Risk

The Compensation Committee and the board of directors believe that the design and structure of our executive compensation should mitigate the potential for undue risk-taking for short-term gain by executives, and should instead encourage those executives to focus on the collective achievement of strategic objectives of BrightPoint. The Compensation Committee has ensured that our executive compensation program contains a number of risk mitigation features, including:

•

a significant portion of our executives’ compensation is comprised of equity awards that vest over a long-term period, usually three years so that equity performance awards are realized after the performance measurement period;

•	the Equity Program is entirely based on the achievement of robust corporate-wide strategic and financial performance objectives ;

•

as these performance objectives are being developed each year, at least two committees of the board of directors review and provide advice to the Compensation Committee before the Compensation Committee reviews and ultimately recommends approval by the full board of directors;

•

we have not granted any stock options to our NEOs for the past 6 years, no NEOs have stock options outstanding and we currently have no intention of granting options to NEOs in the future. Instead our equity awards are in the form of RSUs and restricted stock awards;

•	we have deliberately chosen to emphasize components of the compensation program that are at risk to more effectively tie executive compensation to company performance; and

•

the board of directors has, as further described below, also adopted an executive stock ownership policy, which requires certain stock ownership by the NEOs. The Compensation Committee routinely reviews the shareholdings of NEOs as well as other key employees to ensure compliance with this policy as well as to ensure adequate grants of equity awards are outstanding for retention purposes. Each of our NEOs exceeds the stock ownership requirements of the policy as outlined below.

The Compensation Committee and the board of directors believe that for all of these reasons, the structure of the executive compensation program mitigates the potential for inappropriate risk taking.

Other Key Policies

Tax Matters.

Section 162(m)

Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations, and our shareholders have approved our 2004 Plan under which all forms of equity based compensation are made. We may, however, authorize payments to our NEOs that may not be fully deductible if we believe such payments are in our shareholders’ interests. All performance-based RSU awards have been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m).

Sections 280G and 4999

The employment agreements for Messrs. Laikin and Howell provide for tax protection on severance payments resulting from a change of control in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.

Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. A payment as a result of a change of control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.

Section 409(A)

In December 2008, the Compensation Committee approved amendments to our 2004 Plan to conform the 2004 Plan to Section 409A of the Internal Revenue Code, referred to as Section 409A. In addition, the Compensation Committee approved amendments to the employment agreements of Messrs. Laikin and Howell, to conform those agreements to Section 409A.

Employment Agreements with Named Executive Officers

Severance Payments and Caps

As discussed previously in this proxy, all employment agreements with NEOs include a severance cap that limits the total amount that would be paid to the executive upon termination and all such caps limit the amount of severance compensation to less than accepted practice of three times cash (base, target bonus) and value of unvested equity grants. In the case of Mr. Laikin, this limit includes the value of accelerated stock vesting with the exception of one grant of 180,000 shares of Restricted Stock that was awarded to Mr. Laikin in 2005 and is scheduled to vest in 2013. With a cap of $9 million, the severance payment that Mr. Laikin could receive is actually less than accepted practice of three times annual compensation (base, target bonus) and vesting of all equity awards. This is also true in the case of Mr. Howell who has a severance cap of $4.5 Million.

Certain defined terms

We have entered into employment agreements with each of our NEOs, all of which are described below. When used in those agreements, the following terms (except as described below with respect to the use of the term “cause” in the agreement of Mr. Thomlinson) have the following meanings:

“Good reason” is defined as:

•	any limitation upon or change to the employee’s duties or reporting obligations;

•	any failure by us to comply with our material obligations under the employment agreement; or

•	the failure of any successor to our business to assume the employment agreement upon succession.

A “change of control” shall be deemed to occur, unless previously consented to in writing by the respective employee, upon the occurrence of any of the following:

•	individuals who as of the date of the agreement constituted our then current board of directors cease to constitute a majority of our board of directors;

•	subject to certain specified exceptions, the acquisition, by any person or entity not affiliated with the respective employee or us, of beneficial ownership of 15% or more of our voting securities;

•

the commencement of a proxy contest against management for the election of a majority of our board of directors if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of our voting securities;

•

the consummation under certain conditions by us of a reorganization, merger or consolidation or sale of all or substantially all of our assets to any person or entity not affiliated with the respective employee or us; or

•	our complete liquidation or dissolution.

“Cause” is defined as:

•	the willful and continuous failure of the employee to substantially perform his required duties;

•	the employee’s willful criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to us; or

•	the conviction of the employee of a felony.

Under our employment agreements with Mr. Thomlinson, “cause” is defined as follows:

•	the employee’s failure to perform any or all of his duties under the employment agreement after reasonable notice from us to him to rectify any such failure;

•	the employee’s engagement in misconduct that is detrimental or injurious to us, monetarily or otherwise;

•	the employee being charged with an indictable offense; or

•	the employee’s violation of our policies and procedures.

Under the agreement with Mr. Thomlinson, however, with respect to a failure to perform any or all of his duties under the agreement, Mr. Thomlinson’s failure must relate to a material duty.

Messrs. Laikin’s and Howell’s Agreements

Originally effective in 1999, we have entered into five-year “evergreen” employment agreements with Mr. Laikin and Mr. Howell, which are automatically renewable for successive one-year periods. These agreements provide for an annual base compensation for 2011 of $990,000 and $650,000, respectively, and such bonuses as our board of directors may from time to time determine. If we provide the employee with notice of non-renewal or that we desire to terminate the agreement without cause, there is a final five-year term commencing on the date of such notice. The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter.

The employment agreements also provide for severance payments if the employee’s employment is terminated as follows:

•	by him, without good reason, within 12 months after a change of control;

•	by him, for good reason, prior to and not as a result of a change of control; or

•	by us, other than for disability or cause, prior to and not as a result of a change of control,

equal to (subject to a severance cap of $9.0 million with respect to Mr. Laikin and $4.5 million with respect to Mr. Howell) the greater of: (a) $2.25 million for Mr. Laikin and $1.625 million for Mr. Howell and (b) five times the total compensation (including salary, bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination.

If after, or as a result of, a change of control, the employee’s employment is terminated either by the employee for good reason or by us other than for disability or cause, the employee will be entitled to receive severance pay (subject to the respective severance cap) equal to ten times the total compensation (including salary, bonus, the value of all perquisites and the value of all stock options granted to the employee) received from us during the twelve months prior to the date of termination. In addition, the vesting of all options and restricted stock awards granted to the employee will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of the employee’s termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if: (i) a change of control occurs, (ii) we, in breach of the agreement, terminate the employee’s employment other than for disability or cause, or (iii) the employee terminates his employment for good reason.

Mr. Donargo’s Agreement

In May 2011, we entered into an employment agreement with Mr. Donargo for an initial term of three years. After the initial term, the agreement shall automatically renew for successive twelve month periods; provided that either party may terminate the agreement by providing written notice of non-renewal at least 90 days prior to the expiration of the initial term or any renewal term. Mr. Donargo’s base salary may be increased by the board of directors or the Compensation Committee. Mr. Donargo is eligible for an annual cash bonus on the terms and conditions set forth in BrightPoint’s Bonus Program and he may also participate in BrightPoint’s annual incentive-based Executive Equity Program. In addition, upon appointment, Mr. Donargo received a grant of 75,000 RSUs, vesting as to one-half of the units on the second and fourth anniversary date of the grant.

The agreement provides that if BrightPoint terminates Mr. Donargo without Cause (as defined in the agreement) or if Mr. Donargo terminates the agreement for Good Reason Upon a Change of Control (as defined in the agreement), BrightPoint shall pay to Mr. Donargo his full salary (at the rate then in effect) through the date of termination plus a lump sum payment consisting of the lesser of: (i) an amount equivalent to the Salary (as defined in the agreement) and the bonus opportunity that would be paid to Mr. Donargo during the remaining Term (as defined in the agreement) of the agreement (such amount will not be, in the aggregate, less than an amount equivalent to one (1) year of Mr. Donargo’s Salary and bonus opportunity in effect on the Date of Termination (as defined in the Agreement)); or (ii) One Million Dollars ($1,000,000) and if such termination occurs after November 15, 2012 then all RSUs or other stock based awards granted to him, to the extent not then vested, shall vest immediately. The agreement provides that Mr. Donargo will not compete or engage in a business competitive with BrightPoint’s business during the term of the Agreement and a period of two years thereafter.

Mr. Thomlinson’s Agreement

In November 2008, we entered into a new five-year employment agreement with Mr. Thomlinson, which currently extends through December 31, 2013. As an employee under the new agreement, Mr. Thomlinson has an annual base compensation paid in Australian dollars of AUD 675,000 per annum (which, based on December 31, 2011 exchange rate of AUD 1.02 to 1.00 United States dollars, is equivalent to USD $688,500). Mr. Thomlinson also is eligible for discretionary bonuses, performance bonuses and participation in the executive bonus plans. From January 1, 2009 through December 31, 2013, Mr. Thomlinson is not entitled to participate in existing or future benefits and plans that we institute, including health benefits. Mr. Thomlinson is entitled to 28 days of paid leave; we may require Mr. Thomlinson to take any accrued but untaken annual leave by giving him one month notice. Upon termination as a result of Mr. Thomlinson’s death or for cause, Mr. Thomlinson’s designee or his estate shall receive Mr. Thomlinson’s salary through the date of termination, including any statutory entitlements.

If Mr. Thomlinson is terminated for disability, he will receive his salary until the date of such termination, plus one month. During the period of Mr. Thomlinson’s employment, or consultancy, as the case may be and for two years after the termination of his employment, he may not divulge any trade secret, industrial process or any information concerning the business or finances of BrightPoint. Mr. Thomlinson is also prohibited, during the term of his employment or consultancy, as the case may be, and for one year thereafter, from competing with us, or taking an action that interferes with our business. We or Mr. Thomlinson may terminate the agreement other than for disability or cause and convert Mr. Thomlinson’s status to that of an independent contractor upon 90 days prior written notice. We may convert Mr. Thomlinson’s status to independent contractor by providing a payment of 90 days remuneration in lieu of notice. If we terminate Mr. Thomlinson in such manner, and Mr. Thomlinson executes a normal release of claim, we shall pay Mr. Thomlinson USD $500,000, less taxes, and we shall engage Mr. Thomlinson as a consultant. If such notice is given, Mr. Thomlinson’s duties as a consultant will not exceed 20 hours per calendar month and the total compensation that Mr. Thomlinson shall receive as a consultant is $200,000 U.S. dollars per calendar year. If Mr. Thomlinson’s status is converted to that of consultant, the term of his engagement as consultant shall be the greater of the remaining years of the agreement or three years. We have the option to extend the term of consultancy for up to two additional years. Any, then existing, long-term incentive equity grants will continue to vest during the time in which Mr. Thomlinson serves as a consultant. Upon a change in control, if Mr. Thomlinson’s status has not been converted to that of independent contractor, and if BrightPoint terminates Mr. Thomlinson’s employment other than for reasons of death, disability or cause then he is to be paid the greater of (a) the remaining salary payable for the remainder of the term of his employment agreement or (b) USD $1,000,000.

Mr. Gupta’s Agreement

In January 2010, we entered into an employment agreement with Mr. Gupta as President, Europe, Middle East and Africa. Mr. Gupta’s annual salary is $550,000 and he is also eligible to receive such bonuses as our board of directors or the Compensation Committee of the board of directors may from time to time determine.

Mr. Gupta is entitled to certain benefits associated with his international assignment including relocation, housing, automobile and tax assistance. The agreement has an initial two year term, and, following the initial term, is renewable automatically for successive one year periods unless, more than 30 days prior to the expiration of the initial term or any renewal term, either Mr. Gupta or the Company gives the other party written notice of non-renewal. If we terminate Mr. Gupta’s employment for cause or as a result of Mr. Gupta’s death or disability, then Mr. Gupta is entitled to receive his base salary through the date of his termination, death or disability, as applicable.

If we terminate Mr. Gupta other than for cause, death or disability, then Mr. Gupta is entitled to reasonable relocation costs to repatriate Mr. Gupta and his family to the United States, as well as Mr. Gupta’s salary through the date of such termination. Additionally, the agreement gives Mr. Gupta the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or RSUs granted to Mr. Gupta. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the agreement (such amount shall not be less than one year’s base salary) or (ii) $1,000,000. The agreement also contains non-competition and confidentiality provisions.

Compensation Committee Interlocks and Insider Participation

During 2011, the following directors were members of the Compensation Committee: Eliza Hermann, John Levy, Richard W. Roedel, and Jerre L. Stead. In October, 2011, the board of directors made changes to the membership of several committees. As a result, Mr. Levy rotated from the Compensation Committee to the Audit Committee at that time. Mr. Roedel, formerly the Chairperson of the Audit Committee, joined the Compensation Committee as its Chairperson in October 2011. None of the members of the Compensation Committee has been an officer or employee of the Company. None of the NEOs serves, or in the past year has served, as member of a board of directors or compensation committee of any entity that has one or more of its executive officers service on the Compensation Committee.

Compensation and Human Resources Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent BrightPoint specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the CD&A for 2012. Based on the review and discussion, the Committee recommended to the board of directors, and the board of directors approved, that the CD&A be included in BrightPoint’s Proxy Statement for its 2012 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee.

Richard W. Roedel (Chair)

Eliza Hermann

Jerre L. Stead

2011 Summary Compensation Table

The following table discloses for the year ended December 31, 2011 the compensation for the person who served as our Chief Executive Officer, the person who served as our Chief Financial Officer and our other NEOs.

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(4)	All Other Compen- sation(5)	Total
Robert J. Laikin	2011	$990,000	$0	$3,469,515	$0	$1,237,500	$661,940	$16,749	$6,375,704
Chairman of the	2010	$900,000	$0	$2,454,572	$0	$1,125,000	$365,179	$18,039	$4,862,790
Board and Chief Executive Officer	2009	$900,000	$0	$1,298,700	$0	$0	$389,922	$16,452	$2,605,074
Vincent Donargo	2011	$362,292	$0	$992,003	$0	$260,938	$0	$20,966	$1,636,199
Executive Vice President,
Chief Financial Officer
and Treasurer
Anurag Gupta	2011	$550,000	$0	$1,023,381	$0	$326,563	$0	$183,575	$2,083,519
President, Europe,	2010	$475,000	$100,000	$990,195	$0	$296,875	$0	$246,558	$2,108,628
Middle East and Africa	2009	$250,000	$0	$120,250	$0	$0	$0	$17,915	$388,165
J. Mark Howell	2011	$650,000	$0	$1,173,141	$0	$385,938	$419,679	$13,960	$2,642,718
President,	2010	$580,000	$150,000	$1,338,861	$0	$344,375	$145,521	$14,975	$2,573,732
Americas	2009	$550,000	$0	$661,375	$0	$0	$97,825	$15,117	$1,324,317
R. Bruce Thomlinson(6)	2011	$672,410	$0	$1,160,661	$0	$430,313	$0	$16,090	$2,279,474
President,	2010	$633,722	$50,000	$999,010	$0	$384,877	$0	$14,492	$2,082,101
Asia Pacific	2009	$559,567	$0	$498,143	$0	$0	$0	$6,467	$1,064,177
Anthony W. Boor(7)	2011	$229,167	$0	$0	$0	$0	$160,868	$2,852,705	$3,242,740
Executive Vice President, Chief Financial Officer	2010	$535,000	$100,000	$1,233,487	$0	$334,375	$132,394	$16,606	$2,351,862
and Treasurer	2009	$450,000	$0	$541,125	$0	$0	$356,761	$37,773	$1,385,659

(1)

Represents the grant date fair value for restricted stock and RSUs awarded during the relevant fiscal year as determined based on a calculation pursuant to FASB Accounting Standards Codification Topic 718 Compensation — Stock Compensation (formerly SFAS 123R). Includes, as applicable to the individual, (i) for 2011, (x) the grant date fair value of performance based RSUs under the 2011 Equity Program, and (y) the grant date fair value of discretionary RSUs granted for outstanding performance granted in 2011, but which relate to 2010 performance; (ii) for 2010, (x) the grant date fair value of performance based RSUs under the 2010 Equity Program, and (y) the grant date fair value of discretionary RSUs granted for outstanding performance granted in 2010, but which relate to 2009 performance; and (iii) for 2009, the grant date fair value of performance based RSUs under the 2009 Equity Program. There were no discretionary awards made in 2009 with respect to 2008, as it was determined that none were warranted based on then current economic conditions.

(2)	Represents the grant date fair value for options awarded during the relevant year.
(3)	Represents performance-based cash bonuses paid in 2012 and 2011 that were earned for 2011 and 2010 under our 2011 and 2010 Bonus Programs.

(4)

Figure represents the present value of SERP benefit as calculated by Mercer Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 for each of Mr. Howell and Mr. Laikin and paid in the form of a temporary life annuity for not more than ten years. Mr. Boor began accruing his benefit effective May 1, 2011 in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2011, December 31, 2010, and December 31, 2009 were determined using a discount rate of 4.0%, 5.25%, and 5.50%, respectively.

(5)

Includes life and long-term disability insurance premiums paid by us and 401(k) matches or statutory superannuation payments made by us. For Mr. Thomlinson, this amount sets forth a mandatory superannumeration contribution that has been subtracted from Mr. Thomlinson’s base salary set forth in the table. For Mr. Gupta, this amount includes expenses associated with his relocation to Europe, housing, automobile and other allowances provided during his international assignment. For Mr. Boor, this amount includes company contributions for health care, 401(k) and other benefits, a payout of unused time off at termination ($42,300) SERP payments in the amount of $45,555 and severance in the amount of $2,750,000.

(6)

Mr. Thomlinson is paid in Australian dollars. The 2011 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 1.02 Australian dollars to one U.S. dollar in effect on December 31, 2011. The 2010 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.9772 Australian dollars to one U.S. dollar in effect on December 31, 2010. The 2009 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.8944 Australian dollars to one U.S. dollar in effect on December 31, 2009. The grant date value of stock awards awarded to Mr. Thomlinson is reported in US dollars.

(7)

Mr. Boor’s employment ended on May 10, 2011. Salary is actual base compensation earned from January 1—May 10, 2011. Mr. Boor did not earn a cash bonus under the 2011 Equity Program. All Restricted Stock Units granted during 2011 were forfeited upon termination. Other compensation for Mr. Boor includes: company contributions for health care, 401(k) and other benefits, a payout of unused time off at termination ($42,300) SERP payments in the amount of $45,555. and Severance in the amount of $2,750,000.

2011 Grants of Plan-Based Awards

The following table discloses, for the periods presented, the grants of awards made to the NEOs during our year ended December 31, 2011 under any of our plans:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Awards			All other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Restricted Stock Units
Name	Grant Date	Threshold	Target(1)	Maximum	Threshold	Target(1)	Maximum	Units	$
Robert J. Laikin
Chairman of the	02/11/11	$742,500	$990,000	$1,237,500	N/A	195,035	N/A	—	$2,471,093
Board and Chief
Executive Officer	02/11/11							78,802	$998,421
Vincent Donargo(2)	02/11/11	$156,563	$208,750	$260,938	N/A	16,844	N/A	—	$213,413
Executive Vice President, Chief	02/11/11							7,880	$99,840
Financial Officer and Treasurer	05/10/11							75,000	$678,750
Anurag Gupta	02/11/11	$206,250	$275,000	$343,750	N/A	65,012	N/A	—	$823,702
President, Europe, Middle East and
Africa	02/11/11							15,760	$199,679
J. Mark Howell	02/11/11	$243,750	$325,000	$406,250	N/A	76,832	N/A	—	$973,461
President, Americas	02/11/11							15,760	$199,679
R. Bruce Thomlinson(3)	02/11/11	$258,313	$344,250	$430,313	N/A	79,787	N/A	—	$1,010,901
President, Asia Pacific	02/11/11							11,820	$149,759
Anthony W. Boor(4)
Executive Vice President,	02/11/11	$206,250	$275,000	$343,750	N/A	65,012	N/A	—	$823,702
Chief Financial Officer and Treasurer	02/11/11							7,880	$99,840

(1)

The targeted cash bonuses under our 2011 Bonus Program were 100% of 2011 base salary for Mr. Laikin and 50% of base salary for each of the other participating NEOs. The Bonus Program provides for threshold and maximum payments based upon the financial objectives associated with the annual program. The targeted equity incentives under our 2011 Equity Program administered under our 2004 Plan consisted of the potential to earn a number of shares equivalent to the dollar amount represented by 250% of the 2011 base salary for Mr. Laikin, and 150% of the 2011 base salary for each of Messrs. Howell, Gupta, and Thomlinson and 75% of the 2011 base salary for Mr. Donargo. The number of RSUs for these grants was calculated for each NEO by dividing the dollar value of the applicable percentage of his base salary by the per share closing price of our common stock on February 11, 2011.

(2)	Mr. Donargo was named Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011.
(3)

Mr. Thomlinson is paid in Australian dollars. The amounts reported in this table are in U.S. dollars and for 2011 were calculated based on an exchange rate of 1.02 Australian dollars to one US dollar in effect on December 31, 2011.

(4)

Mr. Boor ceased his duties as Executive Vice President, Chief Financial Officer and Treasurer effective May 10, 2011. He was therefore not eligible to receive a bonus payout for 2011 and all unvested RSUs were forfeited.

Narrative to summary compensation table and grants of plan-based awards table

Employment Agreements and Executive Equity and Bonus Programs

Please see our discussion of the employment agreement for each of our NEOs on beginning on page 45 of this Proxy Statement.

2004 Long-Term Incentive Plan

The equity component of our executive compensation program is derived from our 2004 Plan, which is administered by the Compensation Committee. Currently our incentive plan enables the Compensation Committee to grant to our employees, including our NEOs, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success, the following types of equity awards under the plan:

•	non-qualified incentive stock options;

•	performance units;

•	restricted stock;

•	deferred stock;

•	other stock-based awards (which includes RSUs); and

•	cash based awards.

Prior to 2005, all performance-based equity compensation for NEOs was issued in the form of stock options. Beginning in 2005, we began issuing RSUs in combination with stock options and restricted stock awards as part of our Equity Program, primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS 123R. Since 2006, all of our performance-based equity compensation has been issued under our 2004 Plan in the form of RSUs.

No participant may be granted awards under the plan relating to more than 2,025,000 shares of our common stock in the aggregate, in any year. The total number of shares reserved and available for distribution under the incentive plan was originally set at 4,050,000 shares and was increased by 2,173,953 at the 2008 Annual Meeting and by 7,000,000 at the 2009 Annual Meeting for a total of 13,223,953 shares reserved and available for grant under the Plan. As of December 31, 2011, a total of 7,972,682 of such shares had been granted or reserved and 5,251,271 were available for future award grants.

In 2009 we sought and received shareholder approval to amend and restate our 2004 Plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision for all awards made after the approval of the amendments to the 2004 Plan and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards.

2011 Executive Equity and Bonus Programs

In February 2011, the Compensation Committee adopted our 2011 Program and, as part of that program, granted performance-based RSUs under our 2004 Plan to each of our NEOs, including our Chief Executive Officer. These grants were subject to forfeiture, in whole or in part if we did not achieve certain pre-established performance objectives, including AICO (non-GAAP), weighted at 50%, and four equally weighted strategic objectives also weighted, in the aggregate, at 50%.

In February 2012, our Compensation Committee determined that the predetermined financial measure relating to AICO ($.86) was met and that each of the strategic performance objectives under the 2011 Program were achieved or exceeded.

As a result, one hundred percent (100%) of the grants made as part of the 2011 Program were earned by our NEOs. These earned grants commenced vesting in three equal annual installments commencing in February 2012.

As part of our 2011 Program approved by the Compensation Committee in February 2011, our NEOs were provided the opportunity to earn performance-based cash bonuses that could be earned based upon the achievement of certain financial and strategic objectives as described earlier in this document in the section entitled Compensation Discussion and Analysis. In February 2012, our Compensation Committee determined that the predetermined company-wide and regional financial objectives were achieved or exceeded and that each of the strategic performance objectives under the 2011 Program were achieved or exceeded. As a result, each of the NEOs were awarded performance based cash bonuses under our 2011 Program in the specific amounts set forth in the Bonus Payout as Percent of Target table set forth in the Compensation Discussion and Analysis section of this proxy and ranging from between approximately 118.75% and 125% of the performance cash bonus target.

Outstanding equity awards at 2011 year-end

The following table discloses, for each NEO, his unexercised options and unvested stock and equity incentive plan awards outstanding as of our year ended December 31, 2011:

Option Awards					Stock Awards
		Number of Securities Underlying options						Equity incentive plan awards
Name	Exercisable #	Un-exercisable #	Option Exercise Price $	Option Exercise Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Number of unearned shares, units or other rights that have not vested		Market or payout value of unearned shares, units or other rights that have not vested
Robert J. Laikin Chairman of the Board and Chief Executive Officer	—	—	—	—	391,025	(1)	$4,207,429	429,466	(6)	$4,621,054
Vincent Donargo Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—	113,038	(2)	$1,216,289	41,538	(7)	$446, 949
Anurag Gupta President, Europe, Middle East and Africa	—	—	—	—	47,327	(3)	$509,239	116,329	(8)	$1,251,700
J. Mark Howell President, Americas	—	—	—	—	134,417	(4)	$1,446,327	189,149	(9)	$2,035,243
R. Bruce Thomlinson President, Asia Pacific	—	—	—	—	92,603	(5)	$996,408	180,114	(10)	$1,938,027

(1)

Represents (i) 180,000 shares of restricted stock that vest on April 7, 2013 (eighth anniversary of the grant date), (ii) 4,000 shares of restricted stock that vested on February 6, 2012, (iii) 41,266 RSUs that vested on February 19, 2012, (iv) 86,957 RSUs that vest in two equal installments on the fourth and sixth anniversary of the grant date (February 14, 2008), and (v) 78,802 RSUs that vest in three equal installments beginning February 11, 2012.

(2)

Represents (i) 20,000 shares of RSUs that vested on February 14, 2012, (ii) 5,000 RSUs that vested on February 3, 2012, (iii) 7,880 RSUs that vest in three equal installments beginning February 11, 2012, (iv) 75,000 RSUs that vest in two equal installments on the second and fourth anniversary of the grant date (May 10, 2011), and (v) 5,158 RSUs that vested on February 19, 2012.

(3)

Represents (i) 14,901 RSUs that vested on February 19, 2012, (ii) 16,666 RSUs that vest in two equal installments beginning February 19, 2012, and (iii) 15,760 RSUs that vest in three equal installments beginning February 11, 2012.

(4)

Represents (i) 90,000 shares of restricted stock that vest on April 7, 2013 (eighth anniversary of the grant date), (ii) 15,760 RSUs that vest in three equal installments beginning on February 11, 2012, and (iii) 28,657 RSUs that vested on February 19, 2012.

(5)

Represents (i) 67,500 RSUs that vest on June 2, 2013 (the eighth anniversary of the grant date), (ii) 11,820 RSUs that vest in three equal installments beginning February 11, 2012, and (iii) 13,283 RSUs that vested on February 19, 2012.

(6)

Represents (i) 90,001 RSUs that vested on February 3, 2012, (ii) 144,430 RSUs that vest in two equal installments beginning February 19, 2012, and (iii) 195,035 RSUs that vest in three equal installments beginning February 11, 2012.

(7)

Represents (i) 7,500 RSUs that vested on February 3, 2012, (ii) 16,844 RSUs that vest in three equal installments beginning February 11, 2012, and (iii) 17,194 RSUs that vest in three equal installments beginning February 19, 2012.

(8)

Represents (i) 8,333 RSUs that vested on February 3, 2012, (ii) 42,984 RSUs that vest in two equal installments beginning February 19, 2012, and (iii) 65,012 RSUs that vest in three equal installments beginning February 11, 2012.

(9)

Represents (i) 45,834 RSUs that vested on February 3, 2012, (ii) 66,483 RSUs that vest in two equal installments beginning February 19, 2012, and (iii) 76,832 RSUs that vest in three equal installments beginning February 11, 2012.

(10)

Represents (i) 34,522 RSUs that vested on February 3, 2012, (ii) 65,805 RSUs that vest in two equal installments beginning February 19, 2012, and (iii) 79,787 RSUs that vest in three equal installments beginning February 11, 2012.

Option exercises and stock vested in 2011

The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of the NEOs during the year ended December 31, 2011 on the exercise of stock options and the vesting of restricted stock or RSUs held by the NEOs as of December 31, 2011:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert J. Laikin Chairman of the Board and Chief Executive Officer	—	—	223,782	$2,764,630
Vincent Donargo Executive Vice President, Chief Financial Officer and Treasurer	—	—	27,885	$344,077
Anurag Gupta President, Europe, Middle East and Africa	—	—	62,321	$772,291
J. Mark Howell President, Americas	—	—	118,600	$1,465,769
R. Bruce Thomlinson President, Asia Pacific	—	—	97,650	$1,209,488
Anthony W. Boor Executive Vice President, Chief Financial Officer and Treasurer	—	—	103,946	$1,284,884

2011 pension benefits table

The following table sets forth information concerning each plan that provides for payments of other benefits at, following, or in connection with retirement with respect to each of the NEOs during the year ended December 31, 2011:

Name	Plan Name	Number of years credited service (#)(1)	Present value of accumulated benefit(s)(2)	Payments during last year
Robert J. Laikin Chairman of the Board and Chief Executive Officer	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	22.5	$2,427,980	None
Vincent Donargo Executive Vice President, Chief Financial Officer and Treasurer	N/A	N/A	N/A	N/A
Anurag Gupta President, Europe, Middle East and Africa	N/A	N/A	N/A	N/A
J. Mark Howell President, Americas	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	17.5	$1,111,012	None
R. Bruce Thomlinson President, Asia Pacific	N/A	N/A	N/A	N/A
Anthony W. Boor Executive Vice President, Chief Financial Officer and Treasurer	Brightpoint, Inc. Agreement for Supplemental Executive Retirement Benefits	12.7	$604,468	$45,555

(1)	The SERP calculation does not include years of service, which are included for informational purposes only.
(2)

Figures represent present value of the benefit as calculated by Mercer Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 for Mr. Howell and Mr. Laikin and paid in the form of a temporary life annuity for not more than ten years. Mr. Boor commenced his benefit on May 1, 2011 in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2011 were determined using a discount rate of 4.00%.

Our amended and restated SERP agreements with Messrs. Laikin and Howell and our SERP agreement with Mr. Boor provide a supplemental retirement benefit for each of Messrs. Laikin, Howell and Boor subject to a cap amount.

Assuming annual salary increases of 3% per year, the anticipated payments pursuant to the SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $496,000 per year to Mr. Laikin commencing at age 50 and $344,000 per year to Mr. Howell commencing at age 53. Payments to Mr. Boor under his SERP agreement commenced in November 2011 and his annual benefit is $77,274.

The SERP agreements we have entered into with each of Messrs. Laikin and Howell do not provide an enhanced or reduced benefit based on the circumstances regarding termination, except that (a) if such person is fired for cause, he may not receive any payments under the SERP agreement until he has reached age 62 and (b) there is no survivor benefit in the event that termination results from the executive’s death.

Potential payments upon termination or change of control

General

With respect to termination by us of a NEO’s employment for cause (at any time) or by the named executive officer of his employment without good reason (and not as a result of a change of control), the executive is only entitled to his accrued and unpaid salary and his unvested stock options, RSUs and shares of restricted stock are deemed forfeited at such time.

The following table sets forth potential payments receivable by our NEOs upon termination of their employment under the various circumstances listed and assumes for purposes of calculating amounts due that the executive was terminated as of December 30, 2011:

	Termination of executive’s employment by executive:						Termination of executive’s employment by BrightPoint:
Benefit	Within 12 months after change of control, without good reason		Prior to change of control, with good reason		After change of control with good reason		Prior to change of control, without cause		After change of control, without cause		For death or disability
Robert J. Laikin(1)(2):
Severance(3)	$9,000,000	(4)	$9,000,000	(4)	$9,000,000	(5)	$9,000,000	(4)	$9,000,000	(5)	$1,485,000	(6)
Acceleration of long-term incentives	$1,879,200	(7)(8)	$1,879,200	(7)	$1,879,200	(7)(8)	$1,879,200	(7)	$1,879,200	(7)(8)	$4,992,949	(9)
Tax gross up	$—		$—		$—		$—		$—		$—
Vincent Donargo:
Severance(3)	$—		$—		$1,000,000	(12)	$1,000,000	(12)	$1,000,000	(12)	$—
Acceleration of long-term incentives	$—		$—		$923,028	(7)(8)	$—		$923,028	(7)(8)	$923,028
Tax gross up	$—		$—		$—		$—		$—		$—
Anurag Gupta:
Severance(3)	$550,000	(14)	$550,000	(14)	$550,000	(14)	$825,000	(15)	$1,000,000	(16)	$—
Acceleration of long-term incentives	$—		$—		$—		$873,532	(13)	$873,532	(13)	$873,532	(13)
Tax gross up	$—		$—		$—		$—		$—		$—
J. Mark Howell(1)(2):
Severance(3)	$4,500,000	(4)	$4,500,000	(4)	$4,500,000	(5)	$4,500,000	(4)	$4,500,000	(5)	$975,000	(6)
Acceleration of long-term incentives	$939,600	(7)(8)	$939,600	(7)	$939,600	(7)(8)	$939,600	(7)	$939,600	(7)(8)	$1,931,083	(9)
Tax gross up	$—		$—		$—		$—		$—		$—
R. Bruce Thomlinson:
Severance(3)	$772,175	(10)	$772,125	(10)	$772,125	(10)	$1,272,125	(12)	$1,377,000	(11)	$57,375
Acceleration of long-term incentives	$1,685,785	(8)(13)	$—		$1,685,785	(8)(13)	$—		$1,685,785	(8)(13)	$1,685,785	(9)

(1)

In addition to the payments outlined herein, Messrs. Laikin, Howell and Boor are eligible for payments under supplemental executive retirement plans that will provide ten-year annuities commencing at the later of the executive’s date of termination or age 50 (Mr. Laikin), or age 53 (Mr. Howell) or the termination date (Mr. Boor). A full discussion of these supplemental executive retirement plans may be found above in the section entitled “Executive compensation–2011 pension benefits table.”

(2)

The aggregate amount of (a) any cash severance payment made to the executive and (b) the value of any stock options and restricted stock awards or RSUs of the executive that are accelerated as a result of the termination of the executive’s employment, may not exceed a designated severance cap of $9,000,000 for Mr. Laikin and $4,500,000 for Mr. Howell; provided, however, that the value ($1,879,200 in the case of Mr. Laikin and $939,600 in the case of Mr. Howell) attributable to the accelerated vesting of the shares of restricted stock granted to Messrs. Laikin and Howell on April 7, 2005 is explicitly excluded from the severance caps applicable to such executives. For purposes of this table, we have assumed that, in situations where the executive’s severance cap would be exceeded, the executive has chosen to receive first the maximum amount of his cash severance payment permitted by such severance cap and then, to the extent the severance cap is not yet exceeded, the remainder in acceleration of long-term incentives.

(3)	Severance payments include value of life, health and long-term disability insurance premiums and matching 401(k) contributions made by us.
(4)

Entitled to a payment equal to the greater of (a) $2,250,000 in the case of Mr. Laikin and $1,650,000 in the case of Mr. Howell and (b) five times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(5)

Entitled to a payment equal to ten times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(6)

In the event that the executive is terminated due to his disability, he will receive 100% of his salary for one year and 50% of his salary for a second year. Does not include up to $12,000 per month that the executive might qualify for under our long-term disability plan.

(7)

Entitled to immediate vesting of all stock options (which may then be exercised for a period of up to 180 days) and immediate vesting of all shares of restricted stock, subject, to the executive’s applicable severance cap.

(8)	Entitled to immediate vesting of all RSUs, subject, in the case of Messrs. Laikin and Howell, to the executive’s applicable severance cap.
(9)

Entitled to (a) immediate vesting of all shares of restricted stock that would otherwise have become vested on the next vesting day to occur after the executive’s death or disability, and (b) immediate vesting of all RSUs that have been earned as of the date of the executive’s death or disability.

(10)	Entitled to three months notice and a three year consultancy period during which he is paid $200,000 per year.
(11)	Entitled to salary for remainder of the term of his employment agreement or $1,000,000.
(12)	Entitled to three months notice and a three year consultancy period during which he is paid $200,000 per year plus a severance of $500,000.
(13)	Entitled to immediate vesting of stock options and RSUs.
(14)	Mr. Gupta may provide notice of non-renewal and will receive continued salary through the expiration of the initial term, December 31, 2011.
(15)

Mr. Gupta will be provided an opportunity to execute a Separation Agreement and Release of Claims which shall include a separation payment to Mr. Gupta and a provision providing for the immediate vesting of all options and/or RSUs. The separation payment shall be the lesser of a) an amount equivalent to the Cash Compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the employment agreement (such amount will not be less than one year’s base salary) or b) $1,000,000.

(16)

Mr. Gupta will be provided an opportunity to execute a Separation Agreement and Release of Claims which shall include a separation payment to Mr. Gupta and a provision providing for the immediate vesting of all options and/or RSUs. The separation payment shall be the greater of a) an amount equivalent to the Cash Compensation defined as base salary and bonus opportunity that would be paid to Mr.  Gupta during the remaining term of the employment agreement or b) $1,000,000.

Employment Agreements

General

Pursuant to their respective employment agreements, our NEOs are entitled to payments upon a change of control and, in some cases, upon termination of their employment with us for other reasons, depending on the circumstances in which they leave their employment with us. Generally, the employment agreements with our NEOs provide that upon a change of control, they are entitled to a lump sum payment equal to a multiple of their base salary (or their base compensation) if we terminate their employment in breach of their agreement other than for disability or cause. In addition, some of the agreements with our NEOs provide for accelerated vesting of their stock options and/or restricted stock awards upon the termination of their employment under certain circumstances.

A more detailed discussion of each of our employment agreements with our NEOs, including, where applicable, details with respect to their severance formulas and severance caps and the definitions used in such agreements for terms such as “change of control,” “good reason” and “cause,” are set forth earlier in this Proxy Statement above in the section entitled “Employment agreements with named executive officers.”

Severance Payments

Each of Messrs. Laikin and Howell is entitled to a lump sum severance payment equal to the greater of (a) a designated amount and (b) a multiple of five times the aggregate salary, bonus and perquisites received by him during the prior 12 months, subject in each case to a designated severance cap, in the event that, prior to and not as a result of a change of control, his employment is terminated either by him with good reason or by us other than for disability or cause or in the event that he terminates his employment within 12 months after a change of control. In addition, each of them is entitled to a higher lump sum severance payment, an amount equal to ten times the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the prior 12 months, subject to his severance cap, if his employment is terminated either by him with good reason or by us other than for disability or cause, in each case, after or as a result of a change of control.

The employment agreements of each of Messrs. Laikin and Howell provide that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the increase, sufficient so that after he pays (a) any income taxes on the increase and (b) any excise tax on the sum of the severance total and the increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to their employment agreements neither Mr. Laikin nor Mr. Howell will be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax.

Mr. Donargo is entitled to receive, other than for cause, death or disability, salary through the date of termination. Additionally, if Mr. Donargo’s employment is terminated without cause or if Mr. Donargo terminates the Agreement for Good Reason upon a Change of Control (as defined in the agreement), Mr. Donargo will have the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment consisting of the lesser of (a) an amount equivalent to the salary and bonus opportunity that would be paid to him during the remaining Term but such amount not to be less than one (1) year of Mr. Donargo’s Salary and bonus opportunity or b) One million dollars ($1,000,000). If such termination occurs after November 15, 2012, then all RSUs or other stock awards granted to him shall vest immediately.

Mr. Gupta is entitled to receive, other than for cause, death or disability, reasonable relocation costs to repatriate Mr. Gupta and his family to the United States, as well as Mr. Gupta’s salary through the date of such termination. Additionally, the agreement gives Mr. Gupta the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or RSUs granted to Mr. Gupta. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the agreement (such amount shall not be less than one year’s base salary) or (ii) $1,000,000.

Mr. Thomlinson or the company may terminate the agreement other than for disability or cause and convert Mr. Thomlinson’s status to that of an independent contractor upon 90 days prior written notice. We may convert Mr. Thomlinson’s status to independent contractor by providing a payment of 90 days remuneration in lieu of notice. If we terminate Mr. Thomlinson in such manner, and Mr. Thomlinson executes a normal release of claim, we shall pay Mr. Thomlinson USD $500,000, less taxes, and we shall engage Mr. Thomlinson as a consultant.

Upon a change of control, if Mr. Thomlinson’s status has not been converted to that of independent contractor, and if BrightPoint terminates Mr. Thomlinson’s employment other than for reasons of death, disability or cause then he is to be paid the greater of (a) the remaining salary payable for the remainder of the term of his employment agreement or (b) $ 1,000,000.

Post-termination obligations to us

While employed by us and for a period of two years after his employment with us terminates, each of Messrs. Laikin, Howell, Gupta and Donargo has agreed not to engage in or have an interest in or offer any services to any business competitive with our principal business activities. Each of these executives has also agreed that for two years after his employment with us has terminated, he will not:

•	use, disseminate, or disclose any of our confidential information; or

•	interfere with or disrupt our business activities, including soliciting our customers or personnel.

Each has also agreed that at no time during the term of his respective employment agreement or thereafter will he disparage our commercial, business or financial reputation or misappropriate any of our trade secrets.

Mr. Thomlinson has agreed that during the term of his employment and for a period of one year following the termination of his employment, he will not compete with us in any territory in which he performed services for us pursuant to his employment agreement, and he will not have any interest in, or render services to, any of our competitors. Mr. Thomlinson has also agreed that during such one year period, he will not interfere with or disrupt our business activities, including soliciting our customers or personnel.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

As required by Section 14 A of the Securities Exchange Act of 1934, as amended, we are soliciting shareholder approval, on a nonbinding, advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to structure the compensation of our executives in a manner that aligns pay with performance and that aligns the interests of our NEOs with the interests of our shareholders. Additionally, we believe that our compensation structure also enables us to attract and retain top talent to promote the success of our company. Our compensation programs are designed to reward performance that drives long-term shareholder value as well as our commitment to employees, partners and other stakeholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

In 2011 our NEOs led the company to a number of strong achievements including: (i) a forty-six percent (46%) increase in revenue to a record $5.24 billion; (ii) a twenty-seven percent (27%) increase in earnings per diluted share; (iii) a twenty-two percent (22%) increase in (non-GAAP) AICO per diluted share; (iv) an increase of approximately fourteen percent (14%) in the number of wireless devices handled; and (v) an approximately twenty-three percent (23%) increase in share price, all in comparison to 2010. In addition, we achieved or exceeded the predetermined financial and strategic performance objectives set at the beginning of the year. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement for details regarding executive compensation and for a discussion of the philosophy and objectives of BrightPoint’s 2011 compensation plan for our NEOs.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board of directors or the Compensation Committee. However, even though the vote on this proposal is non-binding, the board of directors and Compensation Committee value shareholder opinions and will consider the outcome of the vote when making future decisions regarding the compensation of our NEOs. Our board of directors has adopted a policy providing for annual say-on-pay advisory votes. Unless our board of directors modifies this policy, the next say-on-pay advisory vote will be held at our 2013 Annual Meeting of Shareholders.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER INFORMATION RELATING TO OUR DIRECTORS AND

EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Security ownership of certain beneficial owners and management

The following table sets forth certain information regarding the beneficial ownership of BrightPoint’s common stock as of the Record Date, based on information obtained from the persons named below, by:

•	each person known by us to own beneficially more than five percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants, RSUs or other convertible securities that are exercisable or convertible within 60 days of March 9, 2012 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Shares of common stock subject to options, warrants, RSUs, or other convertible securities that are not exercisable or do not vest within 60 days of March 9, 2012 are not included in the table below as shares “beneficially owned”. Percentage of common stock beneficially owned is based on 69,064,510 shares of common stock outstanding as of March 9, 2012.

Name and address of beneficial owner(1)	Number of shares of common stock beneficially owned	% of common stock beneficially owned
Invesco Ltd.(2)	10,344,362	15.0%
Chilton Investment Company(3)	5,829,094	8.4%
BlackRock, Inc.(4)	5,207,897	7.5%
The Vanguard Group, Inc.(5)	4,087,915	5.9%
Paradigm Capital Management, Inc.(6)	4,030,265	5.8%
Robert J. Laikin(7)	560,941	*
J. Mark Howell(8)	431,354	*
R. Bruce Thomlinson(9)	226,611	*
Anurag Gupta(10)	77,358	*
Craig Carpenter(11)	18,335	*
John Alexander du Plessis Currie(12)	76,575	*
Vincent Donargo(13)	43,150	*
Robert Colin(14)	0	*
Larry Paulson(15)	20,813	*
Richard W. Roedel	99,737	*
Jerre L. Stead(16)	95,350	*
Eliza Hermann	31,555	*
Michael L. Smith	25,000	*
Kari-Pekka Wilska	16,555	*
Cynthia L. Lucchese	8,000	*
Gov. Thomas J. Ridge	15,000	*
John F. Levy	6,000	*
All directors and executive officers as a group (17 persons)(17)	1,752,334	2.5%

*	Less than 1%

(1)	The address for each of such individuals, unless specified otherwise in a subsequent footnote, is in care of Brightpoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278.
(2)	Based solely on a Schedule 13G filed with the SEC on February 6, 2012 by Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street N.E., Atlanta, Georgia 30309.
(3)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2012 by Chilton Investment Company, LLC. The address for Chilton Investment Company, LLC is 1266 East Main Street, 7th Floor, Stamford, Connecticut 06902.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)

Based solely on a Schedule 13G filed with the SEC on February 13, 2012 by Paradigm Capital Management, Inc. The address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(7)	Includes 180,000 shares of restricted stock awarded under our Amended and Restated 2004 Plan. Does not include 298,251 RSUs.
(8)	Includes 90,000 shares of restricted stock awarded under our Amended and Restated 2004 Plan. Does not include 193,476 RSUs.
(9)	Does not include 269,847 RSUs.
(10)	Does not include 180,687 RSUs.
(11)	Does not include 103,048 RSUs.
(12)	Includes 30,000 shares of restricted stock awarded under our Amended and Restated 2004 Plan. Does not include 128,168 RSUs.
(13)	Does not include 162,268 RSUs.
(14)	Does not include 22,438 RSUs.
(15)	Does not include 70,953 RSUs.
(16)	Includes 54,974 shares owned of record by JMJS Group, LLP, which are beneficially owned by Mr. Stead.
(17)	Does not include 1,429,136 RSUs.

Voting arrangements with shareholders

The company is not party to any shareholder voting arrangements.

Equity compensation plans in effect at December 31, 2011

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for issuance under equity compensation plans, excluding securities reflected in column
Equity compensation plans approved by shareholders: (Amended and Restated 2004 Long-Term Incentive Plan)(1)	14,500	$12.68	8,861,636

(1)

There are 8,861,636 shares available for issuance under the Amended and Restated 2004 Plan including 5,251,271 shares available for grant and 3,610,365 previously granted RSUs granted as “other stock based awards” under that Plan that remain unissued.

Under the Amended and Restated 2004 Plan, we may grant stock options, performance units, restricted shares, deferred stock and other stock-based awards.

Compensation Committee interlocks and insider participation

During the year ended December 31, 2011, our board of directors, which includes Mr. Laikin, neither modified nor rejected any recommendations of the Compensation Committee. Also during the year ended December 31, 2011, none of our executive officers served on the board of directors or the Compensation Committee of any other company any of whose executive officers serve on either our board or our Compensation Committee.

Transactions with related persons

We utilize the services of a third party for the purchase of corporate gifts, promotional items and standard personalized stationery. Mrs. Judy Laikin, the mother of Robert J. Laikin, our Chief Executive Officer, was the owner of this third party until June 1, 2000 and is currently an independent consultant to this third party. We purchased approximately $354,000 and $163,000 of services and products from this third party during 2011 and 2010, respectively. These purchases were subject to review and authorization by the Audit Committee; and we believe that these purchases were made on terms no less favorable to us than we could have obtained from an unrelated party.

During the years ended December 31, 2011 and 2010, we paid to an insurance brokerage firm, for which the father of Robert J. Laikin acts as an independent insurance broker, $205,000 and $178,000, respectively, in service fees. In addition, we pay certain insurance premiums to the insurance brokerage firm, which premiums were forwarded to our insurance carriers. These purchases were subject to review and authorization by the Audit Committee; and we believe these services were purchased on terms no less favorable to us than we could have obtained from an unrelated party.

Our articles of incorporation and by-laws provide that we indemnify our officers and directors to the extent permitted by law. In connection therewith, we entered into indemnification agreements with our NEOs and directors. In accordance with the terms of these agreements we have reimbursed certain of our former executive officers and intend to reimburse our officers and directors for their legal fees and expenses incurred in connection with litigation and regulatory matters, if any. We did not make any such reimbursement payments during 2011.

Since March 27, 2006, the brother-in-law of Mr. Boor has been employed by BrightPoint Americas’ operations and was recently promoted to the role of Senior Vice President Supply Chain for our Americas operations. During 2011, the brother-in-law of Mr. Boor received total compensation and benefits of $317,725; this compensation was approved by the Audit Committee.

Review, approval or ratification of transactions with related persons

Pursuant to our Code of Business Conduct and Ethics, all of our officers and directors who have family members or friends that are seeking to supply goods or services to BrightPoint are required to notify our general counsel, who will review the proposed transaction and notify the Audit Committee of our board of directors for review and action as he sees fit, including, if necessary, approval by our board of the proposed transaction.

Section 16(a) beneficial ownership reporting compliance

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to our most recent year, the following reporting report was not filed on a timely basis: (1) Larry Paulson filed a Form 4 on April 12, 2011 reporting a grant of RSUs that occurred on February 11, 2011.

REPORT OF AUDIT COMMITTEE

The responsibilities of the Audit Committee are to assist the board of directors in fulfilling the board’s oversight responsibilities with respect to: (i) the integrity of the company’s financial statements; (ii) the system of internal control over financial reporting; (iii) the performance, qualifications and independence of the company’s independent registered public accounting firm; (iv) the company’s internal audit function; and (v) compliance with the company’s ethics policies and applicable legal and regulatory requirements. The committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and members of our management.

Throughout the year the Audit Committee monitors matters related to the independence of Ernst & Young LLP, our independent registered public accounting firm. As part of its monitoring activities, the committee obtained a letter from Ernst & Young, containing a description of all relationships between us and Ernst & Young. After reviewing the letter and discussing it with management, the Audit Committee discussed with Ernst & Young its overall relationship with us and any of those relationships described in the letter that could impact Ernst & Young’s objectivity and independence. Based on its continued monitoring activities and year-end review, the committee has satisfied itself as to Ernst & Young’s independence. Ernst & Young also has confirmed in its letter that, in its professional judgment, it is independent of BrightPoint within the meaning of the Federal securities laws and within the requirements of Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence.”

The Audit Committee also discussed with members of our management, our internal auditors and our independent registered public accounting firm, the quality and adequacy of our internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The committee reviewed with both our independent registered public accounting firm and our internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all matters required by auditing standards generally accepted in the United States, including those described in SAS 114, “The Auditor’s Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board. With and without management present, the committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2011 with our management and Ernst & Young. Management has the responsibility for the preparation and integrity of our financial statements and Ernst & Young, as our independent registered public accounting firm, has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and Ernst & Young, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission. The committee also reappointed Ernst & Young as our independent registered public accounting firm and seeks shareholder ratification of such appointment.

AUDIT COMMITTEE

Cynthia L. Lucchese (Chair)
John F. Levy Michael L. Smith

PROPOSAL 3:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We have engaged Ernst & Young LLP as our independent registered public accounting firm since October 1994. In connection with the audit of our 2011 financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. Ernst & Young reported on our financial statements for the fiscal year ended December 31, 2011 and the Audit Committee of our board of directors has appointed Ernst & Young to audit and report on our financial statements for the year ending December 31, 2012.

Although shareholder approval of the appointment of Ernst & Young is not required by law, our board of directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. In view of the difficulty and expense involved in changing auditors on short notice, however, should the shareholders not ratify the selection of Ernst & Young, it is contemplated that the appointment of Ernst & Young for the fiscal year ending December 31, 2012 will be permitted to stand unless the board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. Furthermore, although the appointment of Ernst & Young is being submitted for shareholder ratification, the Audit Committee reserves the right, even after ratification by shareholders, to change the appointment of Ernst & Young as auditors, at any time during the 2012 fiscal year, if it deems such change to be in our best interests.

Representatives of Ernst & Young are expected to be present at our Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT FEES AND RELATED MATTERS

Audit fees

The aggregate fees for professional services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, the review of the financial statements included in our quarterly reports on Form 10-Q for 2011 and 2010, audit of internal control over financial reporting and statutory audits of foreign subsidiaries totaled $2,777,211 and $2,765,996, respectively.

Audit-related fees

The aggregate fees for assurance and related services by Ernst & Young that are related to the performance of the audit or review of our financial statements, for the years ended December 31, 2011 and 2010, and that are not disclosed in the paragraph captioned “Audit Fees” above, were $14,000 and $14,300, respectively. The services performed by Ernst & Young in connection with these fees consisted of employee benefit plan audits.

Tax fees

The aggregate fees for professional services rendered by Ernst & Young for tax compliance, for the years ended December 31, 2011 and 2010, were $278,292 and $204,941, respectively. The aggregate fees billed by Ernst & Young for professional services rendered for tax advice and tax planning, for the years ended December 31, 2011 and 2010, were $387,410 and $360,080, respectively. The services performed by Ernst & Young in connection with these advisory and planning fees consisted primarily of tax audits and consultation regarding various tax planning issues.

All other fees

There were no fees for products and services by Ernst & Young, other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for the years ended December 31, 2011 and 2010.

Audit Committee pre-approval policies and procedures

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and permissible non-audit services provided by Ernst &Young in 2011. The Audit Committee’s pre-approval policy is as follows: consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent registered public accounting firm will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Request or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated our vice president of internal audit to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The vice president of internal audit will report to the Audit Committee on a periodic basis on the results of his monitoring. The vice president of internal audit and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the vice president of internal audit or any member of management. The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

Pursuant to these procedures the Audit Committee approved the foregoing audit and permissible non-audit services provided by Ernst & Young in 2011.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

BrightPoint currently anticipates holding its Annual Meeting of Shareholders for the year ending December 31, 2012 in May, 2013. Shareholders who wish to present proposals appropriate for consideration at our Annual Meeting of Shareholders for the year ending December 31, 2012 to be held in the year 2013 must submit the proposal in proper form to our corporate secretary at BrightPoint’s address set forth below (or such other address as then constitutes our executive offices) not later than November 26, 2012 in order for the proposition to be considered for inclusion in our Proxy Statement and form of proxy relating to such Annual Meeting. Such proposals must be presented in a manner consistent with our by-laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to our corporate secretary, c/o Brightpoint, Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278. Under our corporate governance principles nominees for directors should be sent directly to our lead independent director at: board.directors@brightpoint.com.

If a shareholder submits a proposal after the November 26, 2012 deadline but still wishes to present the proposal at our Annual Meeting of Shareholders (but not in our Proxy Statement) for the year ending December 31, 2012, the proposal, which must be presented in a manner consistent with our by-laws and applicable law, must be submitted to our corporate secretary in proper form at the address set forth above not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, in which case, no later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

BrightPoint did not receive notice of any proposed matter to be submitted by shareholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our board of directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our 2011 Annual Report to Shareholders is being made available to shareholders via the Internet. If you would like to receive a printed copy of our Proxy Statement and Annual Report, you should follow the instructions for requesting such information in the Notice you receive.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 will be provided upon written request to Brightpoint, Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, Attention: Investor Relations. The Form 10-K also is available on our website at www.brightpoint.com.

We also file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding BrightPoint. The address of the Securities and Exchange Commission website is http://www.sec.gov.

You should rely only on the information contained in this Proxy Statement to vote on the proposals set forth herein. BrightPoint has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 23, 2012. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than March 23, 2012, and neither the availability of this Proxy Statement via the Internet nor the mailing of this Proxy Statement to shareholders shall create any implication to the contrary.

OTHER INFORMATION

Our board of directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Craig M. Carpenter Executive Vice President, General Counsel and Secretary

March 23, 2012

Annex A

Adjusted income from continuing operations

Below is a non-GAAP reconciliation of income from continuing operations for fiscal 2011:

Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite-lived intangible assets as well as other items such as restructuring charges. BrightPoint considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. The specific items excluded with respect to our fourth quarter of 2011 non-GAAP income from continuing operations per share are stock based compensation expense, amortization expense, restructuring charge, a charge for a legal contingency (all net of any estimated income tax effect), and certain discrete tax items. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to BrightPoint’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

	2011
	Income from continuing operations	Impact per diluted share
GAAP income from continuing operations	$47,891	$0.70

Non-GAAP adjustments:
Stock based compensation	12,430	0.17
Acquisition expense, net	299	0.00
Amortization	24,015	0.34
Restructuring charge	9,376	0.13
Separation expense	3,064	0.04
Legal expense	3,000	0.04
Gain on investment in Intcomex	(3,038)	(0.04)
Income tax impact of the above	(16,258)	(0.23)
Discrete income tax items	(5,237)	(0.08)

As-adjusted (non-GAAP) income from continuing operations	$75,542	$1.07
As-adjusted (non-GAAP) weighted average common shares outstanding—diluted		70,524

Return on Invested Capital

Below is the calculation of BrightPoint’s ROIC for the trailing four quarters ended December 31, 2011:

December 31,
2011
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$24,082
Plus: restructuring charge (1)	2,069
Less: estimated income taxes (2)	(7,845)

Operating income after taxes (non-GAAP)	$18,306

Invested Capital:
Debt	$253,007
Shareholders’ equity	291,165

Invested capital	$544,172

Average invested capital (3)	$497,355
ROIC (4)	15%

December 31,
2011
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$72,688
Plus: restructuring charge (1)	9,376
Less: estimated income taxes (2)	(24,619)

Operating income after taxes (non-GAAP)	$57,445

Invested Capital:
Debt	$253,007
Shareholders’ equity	291,165

Invested capital	$544,172

Average invested capital (3)	$444,030
ROIC (4)	13%

(1)	We exclude items such as restructuring charges from our calculation of “Operating income after taxes (non-GAAP)”, because we do not believe such items are representative of expected future returns. We believe decisions to allocate resources should not be influenced by such items.
(2)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the restructuring charge by an effective tax rate of 30%, which represents an estimated, blended statutory tax rate for the markets in which we operate. The effective tax rate was revised from 35% beginning with the first quarter of 2011 to better represent changes in the geographic mix of income.
(3)	Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and four prior quarter period ends.
(4)	ROIC is calculated by dividing non-GAAP operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing non-GAAP operating income after taxes by average invested capital and multiplying the result by four.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 3, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 3, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	Gov. Thomas J. Ridge 02 Jerre L. Stead 03 Kari-Pekka Wilska
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation.						☐	☐	☐
3	Proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

0000126892_1 R1.0.0.11699	02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278

The undersigned hereby appoints CRAIG M. CARPENTER and VINCENT DONARGO, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Brightpoint, Inc. (the “company”) on Friday, May 4, 2012, at 9:00 a.m. (EDT), at the company’s corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 or at any adjournment(s) thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the matters listed on the reverse side of this card.

Continued and to be signed on reverse side

0000126892_2    R1.0.0.11699